UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
EXPEDIA, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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April 22, 2009

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Expedia, Inc., which will be held on Tuesday, June 2, 2009, at 8:00 a.m. local time at 8800 West Sunset Boulevard, West Hollywood, California 90069.

At the Annual Meeting, you will be asked (1) to elect ten directors, (2) to approve an amendment to the Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan to increase the number of shares of Expedia common stock authorized for issuance thereunder by 26,000,000 and (3) to ratify the appointment of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2009. The Board of Directors unanimously recommends a vote FOR each of these proposals.

Your vote is very important.  Whether or not you plan to attend the Annual Meeting, please take the time to vote by internet, telephone or by returning your marked, signed and dated proxy card, so that your shares will be represented at the Annual Meeting. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously submitted your vote.

Sincerely,

Dara Khosrowshahi
Chief Executive Officer

333 108th Avenue N.E.
Bellevue, Washington 98004

EXPEDIA, INC.
333 108th Avenue N.E.
Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Expedia, Inc., a Delaware corporation, will be held on Tuesday, June 2, 2009, at 8:00 a.m. local time at 8800 West Sunset Boulevard, West Hollywood, California 90069.

Items of business at the Annual Meeting will be:

1. To elect ten directors, each to hold office for a one-year term ending on the date of the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board of Directors);

2. To approve an amendment to the Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan to increase the number of shares of Expedia common stock authorized for issuance thereunder by 26,000,000;

3. To ratify the appointment of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2009; and

4. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only holders of record of outstanding shares of Expedia stock at the close of business on April 9, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

In accordance with Securities and Exchange Commission (“SEC”) rules, we sent a Notice of Internet Availability of Proxy Materials on or about April 22, 2009, and provided access to our proxy materials over the internet, beginning on April 22, 2009, to the holders of record and beneficial owners of our common stock as of the close of business on the record date.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

By order of the Board of Directors,

Burke F. Norton
Executive Vice President, General Counsel
and Secretary

April 22, 2009

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on June 2, 2009

This Proxy Statement and the 2008 Annual Report are available at:
www.proxydocs.com/expe.

Page

Procedural Matters	1
Date, Time and Place of Meeting	1
Record Date and Voting Rights	1
Quorum; Abstentions; Broker Non-Votes	2
Solicitation of Proxies	2
Voting Proxies	2
Voting in Person at the Annual Meeting	3
Revocation of Proxies	3
Other Business	3
Proposal 1: Election of Directors	4
Nominees	4
Board Meetings and Committees	6
Director Nominations	8
Communications With the Board	9
Compensation of Non-Employee Directors	9
Compensation Committee Interlocks and Insider Participation	11
Required Vote	11
Proposal 2: Approval of Amendment to the Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan to Increase the Number of Shares Authorized for Issuance Thereunder by 26,000,000	12
Introduction	12
Proposed Expedia 2005 Plan Amendment	12
Summary of Terms of Expedia 2005 Plan	12
U.S. Federal Income Tax Consequences	16
Required Vote	17
Equity Compensation Plan Information	18
Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm	19
Required Vote	19
Audit Committee Report	20
Fees Paid to Our Independent Registered Public Accounting Firm	21
Audit and Non-Audit Services Pre-Approval Policy	21
Security Ownership of Certain Beneficial Owners and Management	22
Section 16(a) Beneficial Ownership Reporting Compliance	23
Information Concerning Executive Officers	24
Compensation Discussion and Analysis	25
Overview	25
Roles of Compensation Committee and Section 16 Committee	25
Role of Executive Officers	25
Role of Compensation Consultants	26
Compensation Program Objectives	26
Compensation Program Elements	26
The Role of Peer Groups, Surveys and Benchmarking	29
Tax Matters	30

i

ii

PROCEDURAL MATTERS

This Proxy Statement is being furnished to holders of common stock, Class B common stock and Series A preferred stock of Expedia, Inc., a Delaware corporation (“Expedia” or the “Company”), in connection with the solicitation of proxies by Expedia’s Board of Directors for use at its 2009 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”).

Expedia’s principal offices are located at 333 108th Avenue N.E., Bellevue, Washington 98004. This Proxy Statement is being made available to Expedia stockholders on or about April 22, 2009.

Date, Time and Place of Meeting

The Annual Meeting will be held on Tuesday, June 2, 2009, at 8:00 a.m. local time at 8800 West Sunset Boulevard, West Hollywood, California 90069.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Cameras and recording devices will not be permitted at the Annual Meeting.

Record Date and Voting Rights

General.  The Board of Directors established the close of business on April 9, 2009 as the record date for determining the holders of Expedia stock entitled to notice of and to vote at the Annual Meeting. On the record date, 262,616,750 shares of common stock, 25,599,998 shares of Class B common stock and 751 shares of Series A preferred stock were outstanding and entitled to vote at the Annual Meeting. Expedia stockholders are entitled to one vote for each share of common stock, ten votes for each share of Class B common stock and two votes for each share of Series A preferred stock held as of the record date, voting together as a single voting group, in (i) the election of seven of the ten director nominees, (ii) the approval of the amendment to the Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan (the “Expedia 2005 Plan”) to increase the authorized number of shares and (iii) the ratification of Expedia’s independent registered public accounting firm. Expedia stockholders are entitled to one vote for each share of common stock held as of the record date in the election of the three director nominees that the holders of Expedia common stock are entitled to elect as a separate class pursuant to the Company’s certificate of incorporation.

As of the record date, Barry Diller, the Chairman and Senior Executive of Expedia, held an irrevocable proxy over all Expedia securities owned by Liberty Media Corporation and its subsidiaries (“Liberty Media”). This irrevocable proxy includes authority to vote on each of the proposals presented for approval at the Annual Meeting. Mr. Diller, through shares that he owns as well as those subject to the Liberty Media proxy, generally controls the vote of approximately 27% of the outstanding shares of common stock (assuming conversion of all shares of Class B common stock into shares of common stock) and 100% of the outstanding shares of Class B common stock and, consequently, approximately 60% of the combined voting power of the outstanding Expedia capital stock as of the record date. As a result, regardless of the vote of any other Expedia stockholder, Mr. Diller has control over the vote relating to the election of seven of the ten director nominees, approval of the amendment to the Expedia 2005 Plan and the ratification of Expedia’s independent registered public accounting firm.

Voting of Stock Held in 401(k) Plan.  The trustee of Expedia’s 401(k) plan for employees, Fidelity Management Trust Company, will vote Expedia stock credited to employee accounts in accordance with such employees’ voting instructions. The trustee will vote the 401(k) plan stock for which voting instructions are not received in the same proportion as the shares for which voting instructions are received.

Quorum; Abstentions; Broker Non-Votes

Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. In the election of seven of the ten director nominees, the approval of the amendment to the Expedia 2005 Plan and the ratification of the appointment of Expedia’s independent registered public accounting firm, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. In the election of the three directors whom the holders of Expedia common stock are entitled to elect as a separate class, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of votes of the common stock constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of Expedia stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting.

Solicitation of Proxies

Expedia will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Expedia may solicit proxies from stockholders by telephone, by letter, by facsimile, in person or otherwise. Following the original mailing of the proxies and other soliciting materials, Expedia will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Expedia capital stock and to request authority for the exercise of proxies. In such cases, Expedia, upon the request of the brokers, trusts, banks or other stockholder nominees, will reimburse such holders for their reasonable expenses.

Voting Proxies

The manner in which your shares may be voted depends on whether you are a:

•	Registered stockholder: your shares are represented by certificates or book entries in your name on the records of the Company’s stock transfer agent,

•	401(k) plan participant: your shares are held in Expedia’s 401(k) plan for employees, or

•	Beneficial stockholder: you hold your shares “in street name” through a broker, trust, bank or other nominee.

Whether you hold shares directly as registered stockholder or beneficially as a beneficial stockholder, you may direct how your shares are voted without attending the Annual Meeting. For directions on how to vote, please refer to the instructions below and those on the Notice of Internet Availability, proxy card or voting instruction form provided. To vote using the internet or by telephone, you will be required to enter the control number that is included on your Notice of Internet Availability of Proxy Materials.

•	Using the Internet. Registered stockholders and 401(k) plan participants may vote using the internet by going to www.eproxy.com/expe and following the instructions. Beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees.

•	By Telephone. Registered stockholders and 401(k) plan participants may vote, from within the United States, using any touch-tone telephone by calling 1-866-580-9477 and following the recorded instructions. Beneficial owners may vote, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees.

•	By Mail. Registered stockholders and 401(k) plan participants may submit proxies by mail by requesting printed proxy cards and marking, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by marking, signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are provided, such proxies will be voted FOR each of the proposals described in this Proxy Statement.

Expedia is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of election can determine that such proxy was authorized by the stockholder (Delaware General Corporation Law, Section 212(c)). The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a Control Number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

Voting in Person at the Annual Meeting

You may also vote in person at the Annual Meeting. Votes in person will replace any previous votes you have made by mail, telephone or the internet. We will provide a ballot to registered stockholders who request one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trust, bank or other nominee that holds your shares giving you the right to vote the shares. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote by internet, telephone or by returning your marked, signed and dated proxy card, so that your shares will be represented at the Annual Meeting.

Revocation of Proxies

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

If you are a registered stockholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) submitting a later-dated proxy relating to the same stock by mail, telephone or the internet prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting and giving notice of revocation to the inspector of elections or voting in person. Registered holders may send any written notice or request for a new proxy card to Expedia, Inc., c/o BNY Mellon Shareowner Services, P.O. Box 3862, S. Hackensack, NJ 07606-9562, or follow the instructions provided on the Notice of Internet Availability and proxy card to submit a new proxy by telephone or the internet. Registered holders may also request a new proxy card by calling 1-888-313-0164.

Other Business

The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of Annual Meeting of Stockholders. The Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.

PROPOSAL 1:
ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, a board of ten directors will be elected to hold office until the next annual meeting of stockholders or until their successors shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board of Directors). The Company’s certificate of incorporation provides that the holders of the Company’s common stock, acting as a single class, are entitled to elect a number of directors equal to 25% percent of the total number of directors, rounded up to the next whole number of directors, which is currently three directors. The Board has designated Messrs. Battle, Jacobson and Kern as nominees for the positions on the Board to be elected by the holders of Expedia common stock voting as a separate class. Pursuant to a Governance Agreement among Expedia, Liberty Media and Mr. Diller dated August 9, 2005, as amended (the “Governance Agreement”), Liberty Media has the right to nominate up to a number of directors equal to 20% of the total number of the directors on the Board (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board and has certain other rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty Media are satisfied. Liberty Media has designated Dr. Malone and Mr. Fitzgerald as its nominees to the Board. Although management does not anticipate that any of the nominees named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute nominee designated by the Board. Background information about each of the Board’s nominees for election is set forth below.

The name and certain information regarding each nominee, as of March 15, 2009, are set forth below. There are no family relationships among directors or executive officers of Expedia.

Name	Age	Position With Expedia, Inc.

Barry Diller	67	Chairman and Senior Executive
Dara Khosrowshahi	39	Director and Chief Executive Officer
Victor A. Kaufman	65	Director and Vice Chairman
A. George “Skip” Battle	65	Director
Jonathan L. Dolgen	63	Director
William R. Fitzgerald	51	Director
Craig A. Jacobson	56	Director
Peter M. Kern	41	Director
John C. Malone	68	Director
José A. Tazón	65	Director

Barry Diller has been the Chairman of the Board and Senior Executive of Expedia since completion of the Company’s spin-off from IAC/InterActiveCorp (“IAC”) on August 9, 2005 (the “Spin-Off”). Mr. Diller has been the Chairman of the Board and Chief Executive Officer of IAC (and its predecessors) since August 1995 and Chairman of the Board of Ticketmaster Entertainment, Inc. since August 2008. He was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. from 1984 to 1992. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is currently a member of the Boards of Directors of The Washington Post Company and of The Coca-Cola Company. He also serves on the Board of Conservation International. In addition, Mr. Diller is a member of the Board of Councilors for the University of Southern California’s School of Cinema — Television, the New York University Board of Trustees and the Executive Board for the Medical Sciences of the University of California, Los Angeles.

Dara Khosrowshahi has been a director and the Chief Executive Officer of Expedia since completion of the Spin-Off. Mr. Khosrowshahi served as the Chief Executive Officer of IAC Travel, a division of IAC, from January 2005 to the Spin-Off date. Prior to his tenure as Chief Executive Officer of IAC Travel,

Mr. Khosrowshahi served as Executive Vice President and Chief Financial Officer of IAC from January 2002 to January 2005. Mr. Khosrowshahi served as IAC’s Executive Vice President, Operations and Strategic Planning, from July 2000 to January 2002 and as President, USA Networks Interactive, a division of IAC, from 1999 to 2000. Mr. Khosrowshahi joined IAC in 1998 as Vice President of Strategic Planning and was promoted to Senior Vice President in 1999. Mr. Khosrowshahi worked at Allen & Company LLC from 1991 to 1998, where he served as Vice President from 1995 to 1998.

Victor A. Kaufman has been a director and the Vice Chairman of Expedia since completion of the Spin-Off. Mr. Kaufman has been a director of IAC (and its predecessors) since December 1996 and has served as the Vice Chairman of IAC since October 1999. Mr. Kaufman has also been a director and has served as the Vice Chairman of Ticketmaster Entertainment, Inc. since August 2008. Mr. Kaufman served in the Office of the Chairman of IAC from January 1997 to November 1997 and as Chief Financial Officer of IAC from November 1997 to October 1999. Prior to his tenure with IAC, Mr. Kaufman served as the Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in those capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star’s successor company, Columbia Pictures Entertainment, Inc. He resigned from those positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.

A. George “Skip” Battle has been a director of Expedia since completion of the Spin-Off. Mr. Battle previously served as the Executive Chairman of Ask Jeeves, Inc. from January 2004 through July 2005 and as the Chief Executive Officer from December 2000 until January 2004. Mr. Battle was a business consultant and investor and served as a member of the boards of directors of several technology companies from 1995 to 2000. Prior thereto, Mr. Battle served with Andersen Consulting in various roles, including Worldwide Managing Partner, Market Development, until his retirement from Andersen Consulting in 1995. Mr. Battle is currently Chairman of the Board of Fair Isaac Corporation, a position he has held since 2002. He is also a director of Masters Select Equity Fund, Masters Select International Fund, Masters Select Value Fund and Masters Select Smaller Company Fund (all registered investment companies), Advent Software, Inc., Netflix, Inc. and two nonprofit organizations. Mr. Battle also served as a director of PeopleSoft, Inc. in 2004, until its acquisition by Oracle Corp., and of Barra, Inc. Mr. Battle holds a B.A. in economics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

Jonathan L. Dolgen has been a director of Expedia since completion of the Spin-Off. Since July 2004, Mr. Dolgen has also been a Senior Advisor to Viacom, Inc. (“Old Viacom”), a worldwide entertainment and media company, where he provided advisory services to the chief executive officer of Old Viacom, or others designated by him, on an as-requested basis. Effective December 31, 2005, Old Viacom was separated into two publicly traded companies, Viacom Inc. (“New Viacom”) and CBS Corporation. Since the separation of Old Viacom, Mr. Dolgen has provided advisory services to the chief executive officer of New Viacom, or others designated by him, on an as-requested basis. Since July 2004, Mr. Dolgen has been a private investor, and since September 2004, Mr. Dolgen has been a principal of Wood River Ventures, LLC (“Wood River”), a private start-up entity that seeks investment and other opportunities and provides consulting services primarily in the media sector. Since April 2005, Mr. Dolgen, through Wood River, has had an arrangement with Madison Dearborn Partners, LLC to seek investment opportunities primarily in the media sector. From October 2006 through March 2008, Mr. Dolgen served as senior consultant for ArtistDirect, Inc. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, a unit of Old Viacom, where he oversaw various operations of Old Viacom’s businesses, which during 2003 and 2004 primarily included the operations engaged in motion picture production and distribution, television production and distribution, regional theme parks, theatrical exhibition and publishing. As a result of the separation of Old Viacom, Old Viacom’s motion picture production and distribution and theatrical exhibition business became part of New Viacom’s businesses, and substantially all of the remaining businesses of Old Viacom overseen by Mr. Dolgen remained with CBS Corporation. Mr. Dolgen began his career in the entertainment industry in 1976 and, until joining the Viacom Entertainment Group, served in executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc., and Sony Pictures Entertainment. Since August 2008, Mr. Dolgen has also been a Director of Ticketmaster Entertainment, Inc. and from October 2004 until September 2008, Mr. Dolgen was a Director of Charter Communications, Inc. Mr. Dolgen is a member of the Board of Trustees of Claremont Graduate School and a Director of the Simon Wiesenthal Center. Mr. Dolgen holds a B.S. from Cornell University and a J.D. from New York University.

William R. Fitzgerald has been a director of Expedia since March 2006. He has served as a Senior Vice President of Liberty Media since 2000. In addition, he serves as Chairman and Chief Executive Officer of Ascent Media Corporation. Prior to joining Liberty Media, Mr. Fitzgerald served as Executive Vice President and Chief Operating Officer, Operations Administration for AT&T Broadband (formerly known as Tele-Communications, Inc.) from 1999 to 2000 and was Executive Vice President and Chief Operating Officer of TCI Communications, Inc. from 1998 to 1999. Mr. Fitzgerald received his undergraduate degree from Indiana University Kelley School of Business and a master’s degree from the Kellogg School of Business at Northwestern University. Mr. Fitzgerald was nominated as a director by Liberty Media, which currently has the right to nominate two individuals for election to Expedia’s Board of Directors pursuant to the Governance Agreement.

Craig A. Jacobson has been a director of Expedia since December 2007. Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren & Richman, L.L.P., where he has practiced entertainment law for the past 20 years. Mr. Jacobson is a member of the Board of Trustees at the USC Fine Arts School and a member of the Board of Directors of Aver Media, a privately held Canadian lending institution.

Peter M. Kern has been a director of Expedia since completion of the Spin-Off. Mr. Kern is a Managing Partner of InterMedia Partners, LP, a private equity firm. Prior to joining InterMedia, Mr. Kern was Senior Managing Director and Principal of Alpine Capital LLC. Prior to Alpine Capital, Mr. Kern founded Gemini Associates in 1996 and served as President from its inception through its merger with Alpine Capital in 2001. Prior to founding Gemini Associates, Mr. Kern was at the Home Shopping Network and Whittle Communications. Mr. Kern serves on the boards of a number of private companies, including Thomas Nelson, Inc., Luxury Retreats International Holdings, Inc. and Cine Latino, Inc. Mr. Kern holds a B.S. degree from the Wharton School at the University of Pennsylvania.

John C. Malone has been a director of Expedia since completion of the Spin-Off. Dr. Malone has served as the Chairman of the Board of Liberty Media since 1990, and he served as Liberty Media’s Chief Executive Officer from August 2004 through February 2006. Dr. Malone also served as Chairman of the Board of TCI from 1996 to 1999 and as Chief Executive Officer of TCI from 1994 to 1997. In addition, Dr. Malone serves as Chairman of the Board of Directors of Liberty Global, Inc., Chairman of the Board of Directors of The DIRECTV Group, Inc. and Discovery Communications, Inc. and as a director of IAC. Dr. Malone was nominated as a director by Liberty Media, which currently has the right to nominate two individuals for election to Expedia’s Board of Directors pursuant to the Governance Agreement.

José A. Tazón was elected as a director of Expedia in March 2009. Since January 1, 2009, Mr. Tazón has served as the non-executive Chairman of the Board of Directors of Amadeus IT Group SA (“Amadeus”), a leading provider of IT solutions to the travel and tourism industry. He served as Amadeus’ President and Chief Executive Officer from October 1990 until December 2008. Prior to joining Amadeus, Mr. Tazón worked at Iberian Airlines from 1975 until 1987, where he served as Head of Systems Planning from 1983 until 1987. Mr. Tazón received advanced degrees in Telecommunications Engineering and Data Processing from the Universidad Politécnica, Madrid, Spain.

Board Meetings and Committees

Controlled Company Status.  Expedia is subject to the NASDAQ Stock Market Marketplace Rules (the “Marketplace Rules”). The Marketplace Rules exempt “controlled companies,” or companies of which more than 50% of the voting power is held by an individual, a group or another company, such as Expedia, from certain requirements.

Pursuant to a Stockholders Agreement dated August 9, 2005, by and between Liberty Media and Mr. Diller (the “Stockholders Agreement”), Mr. Diller, through shares owned by him as well as those beneficially owned by Liberty Media as of March 15, 2009, generally controls the vote of approximately 27% of the outstanding common stock (assuming conversion of all shares of Class B common stock into shares of common stock) and 100% of the outstanding Class B common stock and, consequently, approximately 60% of the combined voting power of the outstanding Expedia capital stock. Mr. Diller, Liberty Media and certain of their affiliates have filed a Statement of Beneficial Ownership on Schedule 13D (and related amendments) with respect to their Expedia holdings and related voting arrangements with the SEC. On this basis, Expedia is relying on the exemption for controlled companies from certain NASDAQ requirements, including, among others, the requirement that a majority of the Board be comprised of independent directors, the requirement that the Compensation Committee be comprised solely of independent directors and certain requirements relating to the nomination of directors.

Director Independence.  The Board of Directors has determined that each of Messrs. Battle, Dolgen, Jacobson and Kern is an “independent director” as defined by the Marketplace Rules. In making its independence determinations, the Board considered the applicable legal standards and any relevant transactions, relationships or arrangements.

The Board.  The Board of Directors met five times and acted by written consent once in 2008. During such period, all the incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served. Directors are not required to attend annual meetings of Expedia stockholders. Five members of the Board attended the 2008 Annual Meeting of Stockholders.

The Board of Directors has the following standing committees: the Audit Committee, the Compensation Committee, the Section 16 Committee, the Executive Committee and the Preferred Stock Subcommittee. The Audit, Compensation and Section 16 Committees operate under written charters adopted by the Board of Directors. These charters are available in the Investors section of the Company’s corporate website at www.expediainc.com/ir.

Audit Committee.  The Audit Committee of the Board of Directors currently consists of three directors: Messrs. Battle, Jacobson and Kern. Each current Audit Committee member satisfies the independence requirements under the current SEC and Marketplace Rules standards. The Board has determined that each of Messrs. Battle and Kern is an “audit committee financial expert,” as such term is defined in the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee functions pursuant to a written charter adopted by the Board, pursuant to which the Audit Committee is granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Exchange Act. The Audit Committee is appointed by the Board to assist the Board with a variety of matters discussed in detail in the Charter, including monitoring: (i) the integrity of the Company’s financial reporting process, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of the Company’s internal audit function and the independent registered public accounting firm, and (iv) the Company’s compliance with legal and regulatory requirements.

Mr. Battle is the Chairman of the Audit Committee. The Audit Committee met nine times in 2008. The formal report of the Audit Committee with respect to the year ended December 31, 2008 is set forth under the heading “Audit Committee Report” below.

Compensation Committee.  The Compensation Committee consists of Messrs. Dolgen, Fitzgerald and Kern. With the exception of Mr. Fitzgerald, each member is an “independent director” as defined by the Marketplace Rules. No member of the Compensation Committee is an employee of Expedia. The Compensation Committee is responsible for (i) administering and overseeing the Company’s executive compensation program, including salary matters, bonus plans and stock compensation plans, and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act (see below). Mr. Dolgen is the Chairman of the Compensation Committee. In 2008, the Compensation Committee met nine times. A description of the Company’s processes and procedures for the consideration and determination of executive compensation is included in the section below titled “Compensation Discussion and Analysis.”

Section 16 Committee.  The Section 16 Committee consists of Messrs. Dolgen and Kern. Each member is an “independent director” as defined by the Marketplace Rules and satisfies the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Section 16 Committee is authorized to exercise all powers of the Board of Directors with respect to matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to Expedia’s executive officers. Mr. Dolgen is the Chairman of the Section 16 Committee. The Section 16 Committee met nine times in 2008.

Executive Committee.  The Executive Committee consists of Messrs. Diller, Kaufman and Khosrowshahi. The Executive Committee has all the power and authority of the Board of Directors, except those powers specifically reserved to the Board by Delaware law. Mr. Diller is the Chairman of the Executive Committee. In 2008, the Executive Committee acted by written consent one time. In addition, the Board of Directors authorized the Executive Committee to act on behalf of the Board in connection with Expedia’s private placement of $400 million of senior unsecured notes during 2008 (the “Pricing Committee”). The Pricing Committee met on one occasion during 2008.

Other Committees.  In addition to the foregoing committees, the Board of Directors has established a Preferred Stock Subcommittee, of which Mr. Khosrowshahi is the sole member. The Preferred Stock Subcommittee is authorized to declare dividends on the Company’s Series A Cumulative Convertible Preferred Stock. The Preferred Stock Subcommittee acted by written consent four times in 2008. The Board of Directors may also from time to time establish other committees of the Board consisting of one or more of its directors.

Director Nominations

Given the ownership structure of the Company and its status as a “controlled company,” the Board of Directors does not have a nominating committee or other committee performing similar functions or any formal policy on director nominations. Pursuant to the Governance Agreement, Liberty Media has the right to nominate a number of directors equal to 20% of the total number of the directors on the Board of Directors (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board so long as certain stock ownership requirements are satisfied. The Board does not have specific requirements for eligibility to serve as a director of Expedia. However, in evaluating candidates, regardless of how recommended, the Board considers whether the professional and personal ethics and values of the candidate are consistent with those of Expedia, whether the candidate’s experience and expertise would be beneficial to the Board in rendering service to Expedia, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board and whether the candidate is prepared and qualified to represent the best interests of Expedia’s stockholders. Given the controlled status of Expedia, the Board believes the process described above is appropriate. Liberty Media has nominated Dr. Malone and Mr. Fitzgerald as nominees for 2009. The other nominees to the Board were recommended by the Chairman and then were considered and recommended by the entire Board.

The Board of Directors does not have a formal policy regarding the consideration of director candidates recommended by stockholders. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and be accompanied by evidence of the sender’s stock ownership, as well as consent by the candidate to serve as a director if elected. Any director candidate recommendations will be reviewed by the Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director nominee as described above, the recommendation will be shared with the entire Board.

Communications With the Board

Stockholders who wish to communicate with the Board of Directors or a particular director may send such communication to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or just certain specified directors. The Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if deemed appropriate. Communications that are primarily commercial in nature, that are not relevant to stockholders or other interested constituents or that relate to improper or irrelevant topics will generally not be forwarded to the Board or to the specified director(s).

Compensation of Non-Employee Directors

The Board of Directors sets non-employee director compensation, which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align directors’ interests with those of our stockholders.

Expedia employees do not receive compensation for services as directors, and Liberty Media nominees have historically agreed that they would not receive compensation for their Expedia Board service, including for 2009. During 2008, each non-employee director of Expedia was entitled to receive the following compensation:

•	an annual retainer of $45,000, paid in equal quarterly installments;

•	a grant of restricted stock units (“RSUs”) with a value of $250,000 (based on the closing price of Expedia’s common stock on the NASDAQ Stock Market on the day prior to the grant), upon such director’s initial election to office and on the date of each Expedia annual meeting of stockholders at which the director is reelected, such RSUs to vest in three equal installments commencing on the first anniversary of the grant date and, in the event of a change in control (as defined in the Expedia 2005 Plan and described in the section below titled “Potential Payments Upon Termination or Change in Control”), to vest automatically in full;

•	an annual retainer of $20,000 for each member of the Audit Committee (including the Chairman) and $15,000 for each member of the Compensation Committee (including the Chairman); and

•	an additional annual retainer of $10,000 for each of the Chairman of the Audit Committee and the Chairman of the Compensation Committee.

Mr. Tazón was elected to the Board of Directors of Expedia on March 19, 2009 and will first become eligible to receive an RSU grant on the date of the Annual Meeting.

Non-Employee Director Deferred Compensation Plan

Under Expedia’s Non-Employee Director Deferred Compensation Plan, non-employee directors may defer all or a portion of their directors’ fees. Eligible directors who defer their directors’ fees may elect to have such deferred fees (i) applied to the purchase of share units, representing the number of shares of Expedia common stock that could have been purchased on the date such fees would otherwise be payable or (ii) credited to a cash fund. If any dividends are paid on Expedia common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the average “bank prime loan” rate for such year identified in the U.S. Federal Reserve Statistical Release. Upon termination of service as a director of the Company, a director will receive (1) with respect to share units, such number of shares of Expedia common stock as the share units represent and (2) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as elected by the eligible director at the time of the deferral election.

2008 Non-Employee Director Compensation

As employees of the Company, Messrs. Diller, Kaufman and Khosrowshahi did not receive compensation for service as directors. Dr. Malone and Mr. Fitzgerald, who were each nominated by Liberty Media, also did not receive compensation for their Expedia Board service. The following table shows the 2008 compensation information for the remaining directors of the Company:

	Fees Earned or
	Paid in Cash		Stock Awards	Option Awards	Total
Name	($)(1)		($)(2)(3)	($)(4)	($)

A. George “Skip” Battle(5)	$75,000		$200,098	$0	$275,098
Simon J. Breakwell(6)	56,134	(7)	937,183	0	993,317
Jonathan L. Dolgen(8)	70,000		200,098	0	270,098
Craig A. Jacobson(9)	65,000		129,936	0	194,936
Peter M. Kern(10)	80,000		200,098	0	280,098

(1)	This column reports the amount of cash compensation earned in 2008 for Board and committee service, including amounts deferred at the director’s election. Members of the Section 16 Committee do not receive additional compensation for service on that committee.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2008 for the fair value of RSUs granted, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) and thus includes amounts from awards granted in and prior to 2008. Pursuant to SEC rules, we disregard the estimate of forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 to our audited financial statements for the year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on February 19, 2009. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the directors.

(3)	Each of Messrs. Battle, Dolgen and Kern had 20,664 RSUs outstanding at December 31, 2008. Mr. Breakwell had 107,385 RSUs outstanding at December 31, 2008, including 86,721 RSUs previously granted for services as an employee and 20,664 RSUs granted for services as a director. Mr. Jacobson held 16,401 RSUs at December 31, 2008. On June 11, 2008, the date of the Company’s Annual Meeting of Stockholders, each of the directors listed on the table above received an award of 11,327 RSUs with a grant date fair value of $249,987. The grant date fair value of these awards is calculated in accordance with FAS 123R using the closing price of Expedia common stock on the NASDAQ Stock Market on the day immediately preceding the grant date. These fair value amounts reflect the Company’s accounting expense and may not correspond to the actual value that will be recognized by the directors.

(4)	Expedia has not granted any options for service as a director. At December 31, 2008, Mr. Battle held options to purchase 112,848 shares of Expedia common stock that were issued in connection with IAC’s acquisition of Ask Jeeves, Inc. in July 2005.

(5)	Mr. Battle is the Chairman of the Audit Committee.

(6)	Prior to his election to the Board of Directors on May 24, 2006, Mr. Breakwell served as President of the European Travel division of the Company and received compensation for his services as an employee. He ceased to be an employee of the Company at the time he was elected to the Board of Directors and thereafter received compensation from the Company for services as a non-employee director only. Mr. Breakwell resigned as a member of the Board of Directors, effective as of March 19, 2009.

(7)	Includes $11,134 paid to Mr. Breakwell resulting from currency conversion.

(8)	Mr. Dolgen is the Chairman of the Compensation and Section 16 Committees. Mr. Dolgen deferred his director fees for 2008 pursuant to Expedia’s Non-Employee Director Deferred Compensation Plan, which is described above.

(9)	Mr. Jacobson is a member of the Audit Committee.

(10)	Mr. Kern is a member of the Audit, Compensation and Section 16 Committees.

Compensation Committee Interlocks and Insider Participation

The Board of Directors currently has a Compensation Committee consisting of Messrs. Dolgen, Fitzgerald and Kern and a Section 16 Committee consisting of Messrs. Dolgen and Kern. None of Messrs. Dolgen, Fitzgerald or Kern was an officer or employee of Expedia, formerly an officer of Expedia, or an executive officer of an entity for which an executive officer of Expedia served as a member of the compensation committee or as a director during the one-year period ended December 31, 2008.

Required Vote

At the Annual Meeting, stockholders will be asked to elect ten members of the Board of Directors, each to hold office for a one-year term ending on the date of the next annual meeting of stockholders or until each such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation).

Election of each of Barry Diller, Dara Khosrowshahi, Victor A. Kaufman, Jonathan L. Dolgen, William R. Fitzgerald, John C. Malone and José A. Tazón as Expedia directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia capital stock, present in person or represented by proxy, voting together as a single class.

Election of each of A. George “Skip” Battle, Craig A. Jacobson and Peter M. Kern as Expedia common stock directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia common stock, present in person or represented by proxy, voting together as a separate class.

For the election of the directors, abstentions and broker non-votes will have no effect because approval by a certain percentage of voting stock present or outstanding is not required.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

PROPOSAL 2:
APPROVAL OF AMENDMENT TO THE EXPEDIA, INC. 2005 STOCK
AND ANNUAL INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES
AUTHORIZED FOR ISSUANCE THEREUNDER BY 26,000,000

Introduction

The Company awards equity compensation in order to align compensation with long-term Company performance. In 2005, prior to the Spin-Off, the Board of Directors adopted, and Expedia’s then sole stockholder, IAC, approved, the Expedia, Inc. 2005 Stock and Annual Incentive Plan (as subsequently amended and restated, the “Expedia 2005 Plan”). In 2007, Expedia’s stockholders approved the Expedia 2005 Plan. In 2008, Expedia’s stockholders approved an increase of the aggregate number of shares authorized for issuance under the Expedia 2005 Plan by 7,500,000. In December 2008, the Board of Directors approved certain amendments to the Expedia 2005 Plan in order to take into account and reflect Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations thereunder.

We are proposing to amend the Expedia 2005 Plan to increase the aggregate number of shares of Expedia common stock authorized for issuance under the plan by an additional 26,000,000 shares.

The principal features of the Expedia 2005 Plan are described below. This summary is qualified in its entirety by reference to the full text of the Expedia 2005 Plan, a copy of which is attached as Appendix A to this Proxy Statement and incorporated into this Proxy Statement by reference. Please refer to Appendix A for more information.

Proposed Expedia 2005 Plan Amendment

The Expedia 2005 Plan authorizes the Board of Director’s Compensation Committee or other Board committee designated by the Board (the “Committee”) to award stock options, stock appreciation rights, restricted stock, RSUs, other stock-based awards and bonus awards to eligible participants for the purpose of giving the Company a competitive advantage in attracting, motivating and retaining officers, employees, directors and consultants and to provide the Company with a stock and incentive plan to provide incentives directly linked to stockholder value.

We are proposing to increase the aggregate number of shares of Expedia common stock available under the Expedia 2005 Plan by an additional 26,000,000 shares. As of December 31, 2008, there were 9,117,334 shares available for future share-based awards under the Expedia 2005 Plan, or 7,842,334 shares available for future share-based awards taking into account shares issuable pursuant to awards granted subject to approval by the Company’s stockholders of this proposal (“Contingent Awards”). On March 2, 2009, management recommended, and the Committee approved, awards of stock options as the Company’s primary equity compensation vehicle in 2009. As of March 15, 2009, there were approximately 2,398,000 shares available for future share-based awards under the Expedia 2005 Plan, which does not take into account Contingent Awards of options to purchase 4,931,900 shares of the Company’s common stock. As a result, presuming approval of this proposal by the stockholders of the Company, 2,533,900 of the 26,000,000 additional shares authorized for issuance under the Expedia 2005 Plan would be reserved for issuance pursuant to Contingent Awards.

We believe that the increased potential dilution level resulting from approval of the amendment to add 26,000,000 shares to the Expedia 2005 Plan is appropriate and consistent with long-term stockholder interests.

Summary of Terms of the Expedia 2005 Plan

Administration

The Expedia 2005 Plan is administered by the Committee. Among other things, the Committee has the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of Expedia common stock to be covered by each award and to determine the terms and conditions of any such awards.

Eligibility

Awards may be granted under the Expedia 2005 Plan to officers, employees, directors and consultants of Expedia and Expedia’s subsidiaries and affiliates. Shares of Expedia common stock may also be issued under the Expedia 2005 Plan pursuant to the adjustment of awards granted under certain IAC and other historical incentive plans. As of March 15, 2009, approximately 8,100 individuals were eligible to participate in the Expedia 2005 Plan. During 2008, a total of approximately 2,600 individuals received awards under the Expedia 2005 Plan and as of March 15, 2009, a total of approximately 600 individuals had received awards under the plan during 2009.

Shares Subject to the Expedia 2005 Plan

The Expedia 2005 Plan currently authorizes the issuance of up to 19,500,000 shares of Expedia common stock pursuant to new awards under the plan, plus up to approximately 9,283,000 shares pursuant to outstanding adjusted awards that were assumed in connection with the Spin-Off. If the proposed amendment to increase the number of shares authorized for issuance under the plan is approved, an additional 26,000,000 shares will be authorized for issuance under the Expedia 2005 Plan. No single participant may be granted awards covering in excess of 8,000,000 shares of Expedia common stock over the life of the Expedia 2005 Plan, except that this limitation does not apply to adjusted awards.

The shares of Expedia common stock subject to grant under the Expedia 2005 Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by the Board of Directors. Other than adjusted awards, to the extent that any award is forfeited or any option or stock appreciation right terminates, expires or lapses without being exercised or any award is settled for cash, the shares of Expedia common stock subject to such awards not delivered as a result thereof will again be available for awards under the Expedia 2005 Plan. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of Expedia common stock (by either actual delivery or by attestation), only the number of shares of Expedia common stock issued net of the shares of Expedia common stock delivered or attested to will be deemed delivered for purposes of the limits in the plan. To the extent any shares of Expedia common stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to such award, such shares of Expedia common stock are not deemed to have been delivered for purposes of the limits set forth in the plan.

In the case of certain events affecting the capital structure of the Company, including stock dividends and stock splits and certain extraordinary corporate transactions, the Committee or the Board of Directors can make such substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards, and (4) the exercise price of outstanding options and stock appreciation rights.

As indicated above, several types of stock grants can be made under the Expedia 2005 Plan. A summary of these grants is set forth below. In addition, Expedia options and Expedia RSUs that converted from IAC options and IAC RSUs in connection with the Spin-Off are governed by the Expedia 2005 Plan to the extent that the terms and conditions in the Expedia 2005 Plan are not inconsistent with the terms and conditions that were applicable to such awards immediately prior to the Spin-Off.

Stock Options and Stock Appreciation Rights

Stock options granted under the Expedia 2005 Plan can either be incentive stock options (“ISOs”) or nonqualified stock options. Stock appreciation rights granted under the Expedia 2005 Plan can be granted either alone or in tandem with a stock option. The exercise price of options and stock appreciation rights cannot be less than 100% of the fair market value of the stock underlying the options or stock appreciation rights on the date of grant. The closing price of Expedia common stock, as reported on the NASDAQ Stock

Market, on the last business day of the quarter ended March 31, 2009 was $9.08 per share. Stock options and stock appreciation rights cannot be repriced without stockholder approval. Optionees may pay the exercise price in cash or, if approved by the Committee, in Expedia common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The term of options and stock appreciation rights are as determined by the Committee, but an ISO may not have a term longer than ten years from the date of grant. The Committee determines the vesting and exercise schedule of options and stock appreciation rights, which the Committee may waive or accelerate at any time, and the extent to which they will be exercisable after the award holder’s employment terminates. Generally, unvested options and stock appreciation rights terminate upon the termination of employment, and vested options and stock appreciation rights will remain exercisable for one year after the award holder’s death, disability or retirement and 90 days after the award holder’s termination for any other reason. Vested options and stock appreciation rights also terminate upon the optionee’s termination for cause (as defined in the Expedia 2005 Plan and described under Potential Payments Upon Termination or Change in Control). Stock options and stock appreciation rights are transferable only by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order or, in the case of nonqualified stock options or stock appreciation rights, as otherwise expressly permitted by the Committee, including, if so permitted, pursuant to a transfer to the participant’s family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

Restricted Stock

Restricted stock may be granted with such restriction periods as the Committee may designate. The Committee may provide at the time of grant that the vesting of restricted stock will be contingent upon the achievement of applicable performance goals and/or continued service. In the case of performance-based awards that are intended to qualify under Section 162(m) of the Code, such goals will be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations; net profit after tax; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes and amortization; gross profit; cash generation; unit volume; market share; sales; asset quality; earnings per share; operating income; revenues; return on assets; return on operating assets; return on equity; profits; total shareholder return (measured in terms of stock price appreciation and/or dividend growth); cost saving levels; marketing-spending efficiency; core noninterest income; change in working capital; return on capital; and/or stock price, with respect to Expedia or any subsidiary, division or department of Expedia. Such performance goals also may be based on the attaining of specified levels of Expedia, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries. Performance goals based on the foregoing factors are hereinafter referred to as “Performance Goals.” The terms and conditions of restricted stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. During the restriction period, the Committee may require that the stock certificates evidencing restricted shares be held by Expedia. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and it is forfeited upon termination of employment, unless otherwise provided by the Committee. Other than such restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a stockholder with respect to the restricted stock award.

RSUs

The Committee may grant RSUs payable in cash or shares of Expedia common stock, conditioned on continued service and/or the attainment of Performance Goals determined by the Committee. The terms and conditions of RSU awards (including any applicable Performance Goals) need not be the same with respect to each participant.

Other Stock-Based Awards

Other awards of Expedia common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Expedia common stock, including unrestricted stock, dividend equivalents and convertible debentures, may be granted under the Expedia 2005 Plan.

Bonus Awards

The Committee may grant bonus awards under the Expedia 2005 Plan to certain employees of Expedia and its subsidiaries and affiliates under the Expedia 2005 Plan shall be based on the attainment of the Performance Goals established by the Committee for the plan year or such shorter performance period as may be established by the Committee. Bonus amounts earned by any individual shall be limited to $10 million for any plan year, prorated (if so determined by the Committee) for any shorter performance period. Bonus amounts will be paid in cash or, in the discretion of the Committee, in Expedia common stock, as soon as practicable following the end of the plan year. The Committee may reduce or eliminate a participant’s bonus award in any year notwithstanding the achievement of Performance Goals.

Change in Control

Unless otherwise provided by the Committee in an award agreement (and with respect to adjusted awards, only if provided in an applicable award agreement or in the IAC plan under which the award was granted), in the event of a change in control of Expedia, in the case of officers of Expedia, Inc., the Delaware corporation (and not its subsidiaries), who are Senior Vice Presidents and above as of the time of the change in control and, in the case of other employees of Expedia, if provided by the Committee in an award agreement,

•	any stock options and stock appreciation rights outstanding that are not then exercisable and vested will become fully exercisable and vested,

•	the restrictions and deferral limitations applicable to restricted stock will lapse and such restricted stock will become free of all restrictions and fully vested and transferable, and

•	all RSUs will be considered to be earned and payable in full, any deferral or other restrictions will lapse and such RSUs will be settled in cash or shares of Expedia common stock as promptly as practicable.

In addition, in the event that, during the two-year period following a change in control, a participant’s employment is terminated by Expedia, other than for cause or disability, or a participant resigns for good reason,

•	any stock appreciation rights and stock options outstanding as of the date of termination of employment that were outstanding as of the date of the change in control will become fully exercisable and vested and will remain exercisable for the greater of (i) the period that they would remain exercisable absent the change in control provision and (ii) the lesser of the original term or one year following such termination of employment,

•	the restrictions and deferral limitations applicable to restricted stock will lapse, and such restricted stock will become free of all restrictions and fully vested and transferable, and

•	all RSUs will be considered to be earned and payable in full, any deferral or other restrictions will lapse and such RSUs will be settled in cash or shares of Expedia common stock as promptly as practicable, subject to applicable requirements under Section 409A of the Code.

Unless otherwise provided in an award agreement, the terms “change in control,” “cause” and “good reason” are as defined in the Expedia 2005 Plan and described in the section below titled “Potential Payments Upon Termination or Change in Control.” The change in control definition in the Expedia 2005 Plan does not include the acquisition of voting control by Liberty Media Corporation.

Amendment and Discontinuance

The Expedia 2005 Plan may be amended, altered or discontinued by the Board of Directors, but no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of a stock appreciation right, restricted stock award, RSU award or bonus award previously granted without the optionee’s or recipient’s consent. Amendments to the Expedia 2005 Plan will require stockholder approval to the extent such approval is required by law or agreement. The Expedia 2005 Plan will terminate on August 8, 2015.

Plan Benefits

All awards made under the Expedia 2005 Plan are discretionary. Therefore, the benefits and amounts that will be received or allocated under the 2005 Plan are not determinable at this time. However, please refer to the “2009 Grants of Plan-Based Awards” table below, which provides information on the grants made to the named executive officers in 2009, and to the section above titled “Compensation of Non-Employee Directors,” which provides information on grants made to our non-employee directors in the last fiscal year.

With respect to awards to executive officers, by way of reference, the Company is including the following information about stock options granted on March 2, 2009 for the named executive officers as a group, executive officers as of March 15, 2009 as a group, and all non-executive officer employees as a group. The options were granted in two tranches, one tranche with an exercise price of $7.36, equal to the closing price of Expedia stock on the NASDAQ Stock Market on March 2, 2009 and one tranche with an exercise of $9.20, equal to 125% of the closing price of Expedia stock on the NASDAQ Stock Market on March 2, 2009. Options awarded with a $7.36 exercise price generally vest in four equal installments commencing on the first anniversary of the grant date, and options awarded with a $9.20 exercise price generally vest in full on March 2, 2012, the third anniversary of the grant date.

Of the stock option awards approved by the Compensation Committees on March 2, 2009, approximately 3,656,900, including all awards to the executive officers of the Company, were Contingent Awards.

	Number of
	Shares Underlying
	Stock Options	Exercise Price ($)

All named executive officers, as a group	1,050,000	$7.36
	545,000	9.20
All executive officers, as a group (7 persons)	1,254,300	7.36
	595,000	9.20
All non-executive officer employees, as a group	6,793,800	7.36
	300,000	9.20

U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to the Company and to recipients of stock options and stock appreciation rights under the Expedia 2005 Plan. The summary is based on the Code and the U.S. Treasury regulations promulgated under the Code in effect as of the date of this Proxy Statement, all of which are subject to change with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to recipients of awards under the Expedia 2005 Plan. The laws governing the tax aspects of these awards are highly technical, and such laws are subject to change. Different tax rules may apply to specific participants and transactions under the Expedia 2005 Plan, particularly in jurisdictions outside the United States.

Nonqualified Stock Options and Stock Appreciation Rights

The recipient will not have any income at the time a nonqualified stock option or stock appreciation right (a “SAR”) is granted nor will the Company be entitled to a deduction at that time. When a nonqualified option is exercised, the optionee generally will recognize ordinary income (whether the option price is paid in cash or by delivery or surrender of shares of common stock) in an amount equal to the excess of the fair market value of the shares to which the option exercise pertains over the option exercise price. When an SAR is exercised, the holder will recognize ordinary income equal to the sum of (i) the gross cash proceeds payable and (ii) the fair market value on the exercise date of any shares received. The Company will be entitled to a corresponding deduction with respect to a nonqualified stock option or SAR equal to the ordinary income recognized by the optionee or holder of the SAR, provided that the deduction is not disallowed by Section 162(m) or otherwise limited by the Code.

ISOs

A recipient will not have any income at the time an ISO is granted or have regular taxable income at the time the ISO is exercised. However, the excess of the fair market value of the shares at the time of exercise over the option exercise price will be a preference item that could create an alternative minimum tax liability for the optionee. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay such tax. If the optionee disposes of the shares acquired on exercise of an ISO after the later of two years after the grant of the ISO and one year after exercise of the ISO, the gain recognized by the optionee (i.e., the excess of the proceeds received over the option exercise price), if any, will be long-term capital gain eligible for favorable tax rates under the Code. Conversely, if the optionee disposes of the shares within two years of the grant of the ISO or within one year of exercise of the ISO, the disposition will generally be a “disqualifying disposition,” and the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the option exercise price and (ii) the excess of the amount received for the shares over the option exercise price. The balance of the gain or loss, if any, will be long-term or short-term capital gain, depending on how long the shares were held.

The Company is not entitled to a deduction as the result of the grant or the exercise of an ISO. However, if the optionee recognizes ordinary income as a result of a disqualifying disposition, the Company will be entitled to a corresponding deduction equal to the amount of ordinary income recognized by the optionee, provided that the deduction is not disallowed by Section 162(m) or otherwise limited by the Code. We intend that awards granted under the Expedia 2005 Plan comply with, or are otherwise exempt from, Section 409A of the Code.

Section 162(m) Awards and Other Awards

As discussed above, the Expedia 2005 Plan allows the Committee to make awards that would be performance-based for purposes of exemption from the limitations of Section 162(m). Nothing precludes the Committee from making any payments or granting any awards that do not qualify for tax deductibility under Section 162(m).

Required Vote

At the Annual Meeting, stockholders will be asked to approve the amendment to the Expedia 2005 Plan. This proposal requires the affirmative vote of a majority of the voting power of the shares of Expedia capital stock, present in person or represented by proxy, voting together as a single class.

Abstentions and broker non-votes will be counted toward the tabulation of votes cast on the approval of the amendment to the Expedia 2005 Plan proposal and will have the same effect as votes against that proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSAL TO AMEND THE EXPEDIA, INC. 2005 STOCK AND ANNUAL INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 26,000,000.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2008, relating to Expedia’s equity compensation plans pursuant to which grants of stock options, restricted stock, RSUs or other rights to acquire shares may be granted from time to time.

	Number of			Number of Securities
	Securities to be			Remaining Available
	Issued Upon		Weighted-Average	for Future Issuance
	Exercise of		Exercise Price of	Under Equity
	Outstanding		Outstanding	Compensation Plans
	Options, Warrants		Options, Warrants	(Excluding Securities
	and Rights		and Rights	Reflected in Column (A))
Plan Category	(A)(1)		(B)(2)	(C)(3)

Equity compensation plans approved by security holders(4)	8,137,067	(5)	—	9,117,334
Equity compensation plans not approved by security holders(6)	0		—	100,000
Total	8,137,067		—	9,217,334

(1)	Information excludes the following securities, which represent IAC equity-based compensation awards that were converted into Expedia equity-based awards on the effective date of the Spin-Off and were outstanding as of December 31, 2008: (i) 8,551,046 securities with a weighted-average exercise price of $25.55 to be issued upon the exercise of outstanding stock options, (ii) 760,368 securities with a weighted-average exercise price of $11.93 per equivalent share to be issued in connection with outstanding warrants to purchase common stock, and (iii) 730,235 securities issuable in connection with RSUs for which there is no related exercise price.

(2)	As of December 31, 2008, and with the exception of (i) grants of 150,000 stock appreciation rights and (ii) 1,275,000 securities with a weighted-average exercise price of $8.14 to be issued upon the exercise of outstanding stock options, only RSUs had been granted under the Expedia 2005 Plan. RSUs do not have an associated exercise price. When vested, 50,000 stock appreciation rights represented the right to receive the difference between $6.76 and the value of one share of the common stock of eLong, Inc., a subsidiary of the Company (“eLong”), at the time of exercise, to be settled in the Company’s stock. The remaining 100,000 stock appreciation rights represented the right to receive the difference between $4.30 and the value of one share of common stock of eLong at the time of exercise, to be settled in the Company’s stock.

(3)	Does not include (i) proposed 26,000,000 additional authorized shares under the Expedia 2005 Plan or (ii) stock options awarded subject to approval by the Company’s stockholders of a proposal to amend the Expedia 2005 Plan to increase the number of shares of common stock issuable thereunder (“Contingent Awards”).

(4)	The Expedia 2005 Plan.

(5)	Does not include Contingent Awards or shares underlying RSUs or stock options granted in 2009. In November, 2008 the Compensation Committees awarded a total of 1,275,000 Contingent Awards. On March 2, 2009, the Compensation Committees of the Company awarded a total of (i) 873,363 RSUs and (ii) 9,898,100 options to purchase shares of common stock of the Company, of which 3,656,900 were Contingent Awards.

(6)	The Expedia Deferred Compensation Plan for Non-Employee Directors.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was Expedia’s independent registered public accounting firm for the year ended December 31, 2008. The Audit Committee of the Board of Directors has also appointed Ernst & Young LLP as Expedia’s independent registered public accounting firm for the year ending December 31, 2009.

Selection of Expedia’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. If the stockholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without resubmitting the matter to Expedia stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Expedia and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Required Vote

At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2009. This proposal requires the affirmative vote of a majority of the voting power of the shares of Expedia capital stock, present in person or represented by proxy, voting together as a single class.

Abstentions will be counted toward the tabulations of votes cast on the ratification of the independent registered public accounting firm proposal and will have the same effect as votes against the proposal. Brokers have discretion to vote on the ratification of the independent registered public accounting firm proposal, and therefore there will be no broker non-votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS EXPEDIA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process and for maintaining an effective system of internal control over financial reporting. The Company’s independent registered public accounting firm is engaged to audit and express opinions on the conformity of the Company’s financial statements to generally accepted accounting principles and applicable rules and regulations and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements, together with the results of the assessment of the internal control over financial reporting, with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with them their independence from the Company and its management. Finally, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with their independence.

Relying on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

Members of the Audit Committee:

A. George “Skip” Battle (Chairman)
Craig A. Jacobson
Peter M. Kern

Fees Paid to our Independent Registered Public Accounting Firm

The following table sets forth aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2008 and 2007.

	2008	2007

Audit Fees(1)	$5,730,000	$5,054,000
Audit-Related Fees(2)	1,058,000	303,000

Total Audit and Audit-Related Fees	6,788,000	5,357,000
Tax Fees	8,000	0
Other Fees(3)	10,000	7,000

Total Fees	$6,806,000	$5,364,000

(1)	Audit Fees include fees and expenses associated with the annual audit of the Company’s consolidated financial statements, statutory audits, reviews of Expedia’s periodic reports, accounting consultations, reviews of SEC registration statements and consents and other services related to SEC matters.

(2)	Audit-Related Fees include fees and expenses for due diligence in connection with acquisitions, accounting consultations and benefit plan audits.

(3)	Other Fees include fees for access to Ernst & Young LLP’s online research tools.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee has considered the non-audit services provided by Ernst & Young LLP as described above and believes that they are compatible with maintaining Ernst & Young LLP’s independence as the Company’s independent registered public accounting firm.

The Audit Committee has adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence from the Company and its management. Unless a type of service to be provided by the Company’s independent registered public accounting firm has received general pre-approval from the Audit Committee, it requires specific pre-approval by the Audit Committee. The payment of any proposed services in excess of pre-approved cost levels requires specific pre-approval by the Audit Committee.

Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to pre-approve services to one or more of its members and has currently delegated this authority to its Chairman, subject to a limit of $500,000 per approval. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibility to pre-approve services to management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as of March 15, 2009 relating to the beneficial ownership of Expedia’s capital stock by (1) each person or entity known to Expedia to own beneficially more than 5% of the outstanding shares of Expedia’s common stock and Class B common stock, (2) each director or director nominee of Expedia, (3) the named executive officers, and (4) the named executive officers, other executive officers and directors of Expedia, as a group.

Unless otherwise indicated, beneficial owners listed in the table may be contacted at Expedia’s corporate headquarters at 333 108th Avenue N.E., Bellevue, Washington 98004.

For each listed person, entity or group, the number of shares of Expedia common stock and Class B common stock and the percentage of each such class listed assume the conversion or exercise of certain Expedia equity securities, as described below, owned by such person, entity or group, but do not assume the conversion or exercise of any equity securities owned by any other person, entity or group. Shares of Expedia Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of Expedia common stock. For each listed person, entity or group, the number of shares of Expedia common stock and Class B common stock and the percentage of each such class listed include shares of Expedia common stock and Class B common stock that may be acquired by such person, entity or group on the conversion or exercise of equity securities, such as stock options and warrants, which can be converted or exercised, and RSUs that have or will have vested within 60 days of March 15, 2009.

The percentage of votes for all classes of Expedia’s capital stock is based on one vote for each share of common stock, ten votes for each share of Class B common stock and two votes for each share of Series A preferred stock.

							Percent (%)
	Common Stock			Class B Common Stock			of Votes
Beneficial Owner	Shares		%	Shares		%	(All Classes)

Liberty Media Corporation	69,219,807	(1)	24.02	25,599,998	(2)	100	57.78
12300 Liberty Boulevard Englewood, CO 80112
T. Rowe Price Associates, Inc.	37,733,267	(3)	14.37	0		0	7.28
100 E. Pratt Street Baltimore, MD 21202
Barry Diller	78,593,765	(4)	27.27	25,599,998	(5)	100	59.58
Victor A. Kaufman	695,969	(6)	*	0		0	*
Dara Khosrowshahi	695,176	(7)	*	0		0	*
A. George “Skip” Battle	143,831	(8)	*	0		0	*
Simon J. Breakwell	60,339	(9)	*	0		0	*
Jonathan L. Dolgen	22,014	(10)	*	0		0	*
William R. Fitzgerald	0	(11)	0	0		0	0
Craig A. Jacobson	2,536		0	0		0	0
Peter M. Kern	15,917		*	0		0	*
John C. Malone	0	(11)	0	0		0	0
José A. Tazón	0	(12)	0	0		0	0
Michael B. Adler	42,952		*	0		0	*
Burke F. Norton	21,145		*	0		0	*
Pierre V. Samec	13,311		*	0		0	*
All executive officers, directors and director nominees as a group (15 persons)	80,316,046	(13)	27.74	25,599,998		100	59.77

*	The percentage of shares beneficially owned does not exceed 1% of the class.

(1)	Based on information filed on a Schedule 13D, as amended, with the SEC on November 1, 2007 by Liberty Media and Mr. Diller (the “Liberty/Diller Schedule 13D”) and the Company’s records. Consists of 43,619,809 shares of common stock and 25,599,998 shares of Class B common stock held by Liberty USA Holdings, LLC, a wholly owned subsidiary of Liberty Media (“Liberty USA”). Pursuant to the Stockholders Agreement described above in the section titled “Board Meetings and Committees,” Mr. Diller generally has the right to vote all the shares of common stock and Class B common stock held by Liberty Media and Liberty USA.

(2)	Consists of shares of Class B common stock held by Liberty USA.

(3)	Based on information filed on a Schedule 13G, as amended, with the SEC on February 12, 2009 by T. Rowe Price Associates, Inc. (“T. Rowe”). T. Rowe has sole voting power over 10,653,220 shares of common stock and sole dispositive power over 37,625,367 shares of common stock.

(4)	Based on information filed on the Liberty/Diller Schedule 13D and the Company’s records. Consists of (i) 9,189,588 shares of common stock owned by Mr. Diller, (ii) 184,370 shares of common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, (iii) 43,619,809 shares of common stock held by Liberty USA (see footnote 1 above), and (iv) 25,599,998 shares of Class B common stock held by Liberty USA (see footnote 1 above). Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all the shares of common stock and Class B common stock held by Liberty Media and Liberty USA. Excludes shares of common stock and options to purchase shares of common stock held by Mr. Diller’s spouse, as to which Mr. Diller disclaims beneficial ownership.

(5)	Consists of shares of Class B common stock held by Liberty USA. Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all the shares of Class B common stock held by Liberty Media and Liberty USA.

(6)	Consists of 52,219 shares of common stock and options to purchase 643,750 shares of common stock that are exercisable within 60 days of March 15, 2009.

(7)	Consists of 146,980 shares of common stock and options to purchase 548,196 shares of common stock that are exercisable within 60 days of March 15, 2009.

(8)	Consists of (i) 15,917 shares of common stock held by Mr. Battle, (ii) options to purchase 112,848 shares of common stock that are exercisable within 60 days of March 15, 2009, (iii) 9,999 shares of common stock held by the Battle Family Foundation, as to which Mr. Battle disclaims beneficial ownership, and (iv) 5,067 shares of common stock held by Mr. Battle’s wife as custodian under CAUTMA for Catherine McNelley, as to which Mr. Battle disclaims beneficial ownership.

(9)	Mr. Breakwell resigned as a member of the Board of Directors, effective as of March 19, 2009.

(10)	Consists of 21,547 shares of common stock held by Mr. Dolgen and 467 shares of common stock held indirectly by a charitable trust, of which Mr. Dolgen is a trustee and as to which Mr. Dolgen disclaims beneficial ownership.

(11)	Excludes shares of common stock and Class B common stock held by Liberty USA, as to which Dr. Malone and Mr. Fitzgerald disclaim beneficial ownership.

(12)	Mr. Tazón was elected to the Board of Directors of Expedia on March 19, 2009.

(13)	Consists of (i) 53,411,254 shares of common stock, (ii) 25,599,998 shares of Class B common stock, and (iii) options to purchase 1,304,794 shares of common stock that are exercisable within 60 days of March 15, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, Expedia officers and directors and persons who beneficially own more than 10% of a registered class of Expedia’s equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish Expedia with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to Expedia and/or written representations that no additional forms were required, Expedia believes that all of its directors and officers complied with all the reporting requirements applicable to them with respect to transactions during 2008, except that one transaction was inadvertently reported late for Mr. Samec due to an administrative error.

Information Concerning Executive Officers

Background information as of March 15, 2009 about each of Expedia’s executive officers who does not also serve as a director of Expedia is provided below.

Name	Age	Position with Expedia, Inc.

Michael B. Adler	45	Executive Vice President and Chief Financial Officer
Burke F. Norton	42	Executive Vice President, General Counsel and Secretary
Pierre V. Samec	46	Chief Technology Officer
Patricia L. Zuccotti	61	Senior Vice President, Chief Accounting Officer and Controller

Michael B. Adler has served as Chief Financial Officer of Expedia since May 2006. Mr. Adler had served as Executive Vice President, Finance during a one-month transition period prior to the effective date of his appointment as Chief Financial Officer of Expedia. Prior to joining Expedia, Mr. Adler served as the Senior Vice President, Financial Planning and Analysis, for IAC. Mr. Adler was promoted to that position in April 2005 from Vice President, Financial Analysis and Operational Reporting, a position he had held since January 2002. Mr. Adler joined IAC in May 2001 as Senior Vice President, Finance and Administration, for IAC’s Information and Services Group. Prior to joining IAC, Mr. Adler held a number of positions, including Chief Financial Officer and General Counsel for SchoolSports, Inc. and Vice President and General Counsel for Cheyenne Software, Inc. Prior to that, Mr. Adler practiced law with Feldman, Waldman & Kline. Mr. Adler received his B.S. in economics from The Wharton School, University of Pennsylvania. Mr. Adler received his J.D. from the University of Pennsylvania Law School.

Burke F. Norton has served as Executive Vice President, General Counsel and Secretary of Expedia since October 2006. Prior to joining Expedia, Mr. Norton was a partner at the law firm of Wilson Sonsini Goodrich & Rosati P.C. where he practiced corporate and securities law for 11 years. Mr. Norton received his J.D. from the University of California, Berkeley, Boalt Hall School of Law.

Pierre V. Samec has served as Chief Technology Officer of Expedia since August 2007. Mr. Samec had previously served as Senior Vice President, Engineering, since joining Expedia in October 2006. Prior to joining Expedia, Mr. Samec had been Senior Vice President of the Product Group of Cartesis, Inc., a French software and services company, since July 2004. From December 2001 to July 2004, Mr. Samec served as Vice President Quality Operations and Services for Business Objects, SA, a French provider of business management solutions, and from October 2000 until the present he has also been a partner with Accore Inc., a U.S. management consulting and services company that he helped form. From 1998 to 2000, Mr. Samec was Chief Information Officer at Ventro Corporation, a company that built and managed an electronic marketplace for pharmaceutical and drug development companies. Prior to joining Ventro, Mr. Samec had been Senior Vice President, Retail Technology, at Charles Schwab and Co., Inc. and had been Vice President of Engineering at Quintus Corporation and Petrovision, Inc., the latter having been founded by Mr. Samec in 1990. Mr. Samec received a general engineering degree from the Ecoles des Mines de Paris, France and M.S. and Ph.D. degrees in Geophysics from Stanford University.

Patricia L. Zuccotti has served as Senior Vice President, Chief Accounting Officer and Controller of Expedia since October 2005. Prior to joining Expedia, Ms. Zuccotti was employed by Deloitte & Touche LLP, a professional services firm, for 22 years, serving most recently as Director, Enterprise Risk Services, from June 2003 to October 2005 and as Director, Audit, from June 1993 to June 2003. Ms. Zuccotti received her B.A. from Trinity College and her M.B.A. from the University of Washington. She is a certified public accountant.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes Expedia’s executive compensation program as it relates to the following “named executive officers”:

Barry Diller	Chairman/Senior Executive
Dara Khosrowshahi	Chief Executive Officer
Michael B. Adler	Executive Vice President and Chief Financial Officer
Burke F. Norton	Executive Vice President and General Counsel
Pierre V. Samec	Chief Technology Officer

Expedia has a Compensation Committee and a Section 16 Committee that together have primary responsibility for establishing the compensation of the Company’s named executive officers.

From August 8, 2003 until the Spin-Off of Expedia from IAC on August 9, 2005, the travel-related companies that became Expedia were subsidiaries of IAC. As a result, compensation policies and equity grants made during that period reflect the compensation programs established by the Compensation Committee of the IAC Board of Directors. Certain employment matters relating to Expedia’s named executive officers are governed by the Employee Matters Agreement entered into between IAC and Expedia in connection with the Spin-Off.

Roles of the Compensation Committee and Section 16 Committee

The Compensation Committee is appointed by the Board of Directors and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code. The Compensation Committee currently consists of Messrs. Dolgen, Fitzgerald and Kern. The Compensation Committee is responsible for (i) administering and overseeing the Company’s executive compensation program, including salary matters, bonus plans and stock compensation plans and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act (see below). Mr. Dolgen is the chairman of the Compensation Committee.

The Section 16 Committee is also appointed by the Board of Directors and consists entirely of directors who are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Section 16 Committee currently consists of Messrs. Dolgen and Kern. The Section 16 Committee is responsible for administering and overseeing matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to named executive officers. Mr. Dolgen is also the chairman of the Section 16 Committee.

For the purposes of this Compensation Discussion and Analysis, we refer to the Compensation Committee and Section 16 Committee collectively as the “Compensation Committees.”

Role of Executive Officers

Expedia management participates in reviewing and refining Expedia’s executive compensation program. Mr. Khosrowshahi, Expedia’s Chief Executive Officer, annually reviews the performance of the Company and each named executive officer with the Compensation Committees and makes recommendations with respect to the appropriate base salary, annual cash bonus and the grants of long-term equity incentive awards for each named executive officer, other than in connection with compensation for himself and Mr. Diller, the Company’s Chairman/Senior Executive. The Chief Executive Officer and the Compensation Committees discuss each recommendation. Based in part on these recommendations and other considerations discussed below, the Compensation Committees review and approve the annual compensation package of each named executive officer.

Role of Compensation Consultants

In 2008, management engaged Radford Surveys + Consulting (“Radford”) to provide information and advice in connection with a review of the Company’s equity compensation program design. Following the review, the Compensation Committees approved the use of stock options as the Company’s primary equity vehicle in early 2009. A more detailed description of the equity plan design review is included below. The Company also regularly uses survey or other data from a number of compensation consulting firms.

Compensation Program Objectives

Expedia’s executive compensation program is designed to attract, motivate and retain highly skilled executives with the business experience and acumen that management and the Compensation Committees believe are necessary for achievement of the Company’s long-term business objectives. In addition, the executive compensation program is designed to reward short- and long-term performance and to align the financial interests of executive officers with the interests of the Company’s stockholders. Management and the Compensation Committees evaluate both performance and compensation levels to ensure that the Company maintains its ability to attract and retain outstanding employees in executive positions and that the compensation provided to these executives remains competitive with the compensation paid to similarly situated executives at comparable companies. To that end, management and the Compensation Committees believe executive compensation packages provided by the Company to the named executive officers should include both cash and equity-based compensation.

Compensation Program Elements

General

The primary elements of the executive compensation program are base salary, cash bonus and equity compensation. The Compensation Committees review these elements in the first quarter of each year in light of Company and individual performance, recommendations from management and other relevant information, including prior compensation history and outstanding long-term compensation arrangements. Management and the Compensation Committees believe that there are multiple, dynamic factors that contribute to success at an individual and business level. Management and the Compensation Committees have therefore avoided adopting strict formulas and have relied primarily on a discretionary approach that allows the Compensation Committees to set executive compensation levels on a case-by-case basis taking into account all relevant factors.

Following recommendations from management, the Compensation Committees may also adjust compensation for specific individuals at other times during the year when there are significant changes in responsibilities or under other circumstances that the Compensation Committees consider appropriate.

Base Salary

Base salary represents the fixed portion of a named executive officer’s compensation and is intended to provide compensation for expected day-to-day performance. An executive officer’s base salary is initially determined upon hire or promotion based on the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within the Company and similarly situated executives at comparable companies. Base salary is typically reviewed annually, at which time management makes recommendations to the Compensation Committee based on consideration of a variety of factors, including:

•	the executive’s total compensation relative to other executives in similarly situated positions,

•	individual performance of the executive,

•	the executive’s responsibilities and individual compensation history, including any additional compensation such as signing bonuses or relocation benefits,

•	the terms of the executive’s employment agreement, if any,

•	competitive compensation market data, when available, and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself and the Chairman/Senior Executive.

In February 2008, based on management’s recommendations, the Compensation Committee did not increase the base salaries of the named executive officers. In addition, no named executive officer received an increase to base salary in connection with the 2009 annual review.

Cash Bonuses

Cash bonuses are granted to recognize and reward an individual’s annual contribution to Company performance. In 2008, each named executive officer, other than the Chairman/Senior Executive and the Chief Executive Officer, had a target cash bonus based on a percentage of the executive’s base salary earnings for the year. These targets ranged from 60% to 75% of base salary. Bonus targets for executive officers are generally established by the Compensation Committee, based on the recommendations of management, at the time of the executive’s hire or promotion and are reviewed each year by the Chief Executive Officer with the approval of the Chairman/Senior Executive and Compensation Committee. In addition to annual bonuses related to performance, management may also recommend that the Compensation Committee grant bonuses to new executives upon hire. The Company utilizes new hire bonuses to help attract highly skilled executives to Expedia and to offset an executive’s loss of incentive compensation from a prior employer.

In February 2009, management recommended bonuses with respect to calendar year 2008 for each of the named executive officers after taking into account a variety of factors, including:

•	general economic conditions,

•	the Company’s business and financial performance, including year-over-year performance,

•	the executive’s target cash bonus percentage, if any,

•	the executive’s individual performance,

•	the overall funding of the cash bonus pool,

•	amount of bonus relative to other Company executives,

•	competitive compensation market data, when available, and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself and the Chairman/Senior Executive.

Based on the Compensation Committees’ consideration of these factors and, in particular, the generally negative economic conditions and the Company’s financial performance, cash bonuses awarded to the named executive officers for 2008 were between 25% and 50% lower than the bonuses awarded in the prior year. These cash bonuses are reflected below in the “Bonus” column of the table titled “Summary Compensation Table.”

Equity Compensation

Equity compensation is designed to align executive compensation with long-term Company performance. Equity compensation awards directly link compensation to financial performance because the value of equity awards depends on the Company’s share price. Equity compensation awards are also an important employee retention tool because they generally vest over a multi-year period, subject to continued service by the award recipient.

Expedia has historically utilized RSUs as its principal form of equity compensation. During 2008 and early 2009, management, with assistance from Radford and in consultation with the Compensation Committees, conducted a review of the Company’s equity compensation program and practices in light of the Company’s overall compensation program objectives.

After taking into account a number of factors, including the different incentives provided by various equity vehicles, equity dilution rates, the Company’s equity compensation as a percentage of the Company’s OIBA and the competitive practices of peer companies, management recommended that the Company utilize stock options rather than RSUs as the Company’s primary equity compensation vehicle for awards in 2009. Management’s recommendation was based on the conclusion that stock options represented a more suitable primary equity vehicle for the Company at that time, as the value of an option award is determined solely by share price growth and the option holder obtains value only when the stock price of the Company increases from the price on the grant date. Management also noted that stock options are frequently used by other high-tech companies, the Company’s key competitors and the Company’s peer companies. In March 2009, based on management’s recommendation, the Compensation Committees approved awards of stock options as the Company’s primary equity compensation vehicle.

Equity awards are typically granted to executive officers upon hire or promotion and annually thereafter. Except where otherwise noted, management generally recommends annual equity awards in the first quarter of each year when the Compensation Committees meet to make determinations regarding annual bonuses for the last completed fiscal year and to set compensation levels for the current fiscal year. The meeting at which the Compensation Committees make these awards is generally scheduled several months in advance and is generally timed to occur after the public disclosure of the Company’s prior year financial statements.

The Compensation Committees review various factors considered by management when it establishes the Company-wide equity grant pool, including:

•	general economic conditions,

•	the Company’s business and financial performance, including year-over-year performance,

•	dilution rates, taking into account projected headcount growth and employee turnover,

•	non-cash compensation as a percentage of operating income before amortization,

•	equity compensation utilization by peer companies, and

•	competitive compensation market data regarding award values.

For specific grants to named executive officers, management makes recommendations to the Section 16 Committee based on a variety of factors, including:

•	individual performance and future potential of the executive,

•	the overall size of the equity grant pool,

•	award value relative to other Company executives,

•	the value of previous grants and amount of outstanding unvested equity awards,

•	competitive compensation market data, to the degree that the available data is comparable, and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself and the Chairman/Senior Executive.

After review and consideration of management’s recommendations, the Section 16 Committee decides whether to approve the grants of equity compensation to the named executive officers.

In connection with the annual RSU award granted to the Chief Executive Officer in February 2008, management also reviewed with the Section 16 Committee the Chief Executive Officer’s contribution to the Company’s performance during the prior year, including his contribution to the Company’s significant year-over-year growth in key financial metrics, the positive contribution of recent acquisitions and significant improvements in employee satisfaction and retention. With the exception of Mr. Samec’s performance award, which is described below, the annual review RSU awards made to the named executive officers vest in equal installments on the first five anniversaries of the grant date.

The Section 16 Committee also approved, based on management’s recommendation, an additional performance-based award of 41,271 RSUs to Mr. Samec. Vesting of Mr. Samec’s performance award was made subject to the satisfaction of the following goals by December 31, 2009 (the “Performance Period”): (i) the Section 162(m) goals for 2008 described below and (ii) the successful delivery of technology product and successful deployment of a new technology platform, pursuant to the Company’s strategic plan, as confirmed by the chief executive officer of the Company. At the end of the Performance Period, the Chief Executive Officer of the Company will have discretion to determine whether a portion of the Mr. Samec’s performance award shall vest based on partial accomplishment of the goals tied to the Company’s strategic plan; provided, however that no portion of the award will vest unless at least one of the Section 162(m) goals for 2008 is satisfied.

These equity awards to the named executive officers are reflected below in the table titled “2008 Grants of Plan-Based Awards.”

Other Compensation

In addition to the primary elements of compensation (base salary, cash bonuses and equity awards) described above, the named executive officers may also receive compensation in the following forms:

•	401(k) Match: Executives who participate in Expedia’s 401(k) Retirement Program are eligible for Company matching contributions (as are all domestic Expedia employees). Expedia matches 50% of each dollar a participant contributes, up to the first 6% of compensation.

•	Relocation: Executives who relocate may receive relocation benefits, which may include paying for travel to their original location for a period of time following such relocation and tax gross-up payments for such relocation benefits.

•	Personal Use of Corporate Aircraft: Executives may receive benefits attributable to the personal use of a plane jointly owned by IAC and Expedia.

In addition, in connection with the Spin-Off and in light of Mr. Diller’s senior role at both companies, Expedia and IAC agreed to share certain expenses associated with the provision of personal benefits to Mr. Diller, including the use of automobiles for personal purposes and certain office space and IT equipment used by individuals who work for Mr. Diller personally. Currently, Expedia and IAC cover 35% and 65% of these costs, respectively.

The Role of Peer Groups, Surveys and Benchmarking

Management considers multiple data sources when reviewing compensation information to ensure that the data reflect compensation practices of relevant companies in terms of size, industry and geographic location. Among other factors, management considers the following information in connection with its recommendations to the Compensation Committees regarding compensation for named executive officers:

•	Data from salary and equity compensation surveys that include companies of a similar size, based on market capitalization, revenues and other factors, and

•	Data regarding compensation for certain executive officer positions (e.g., chief executive officer and chief financial officer) from recent proxy statements and other SEC filings of peer companies, which include:

°	direct industry competitors and

°	non-industry companies with which Expedia commonly competes for talent (including both regional and national competitors).

For purposes of establishing its compensation peer group for 2008, management recommended to, and reviewed with, the Compensation Committee companies in technology, travel and/or e- commerce businesses with which Expedia competes for talent at both the executive and employee levels. The companies comprising the compensation peer group for 2008 were:

Adobe Systems Inc.	Microsoft Corp.
Alaska Air Group Inc.	Monster Worldwide, Inc.
Amazon.com, Inc.	Orbitz Worldwide, Inc.
E*TRADE Financial Corp.	Priceline.com Inc.
eBay Inc.	Starbucks Corp.
Google Inc.	Starwood Hotels & Resorts Worldwide Inc.
Yahoo! Inc.

For purposes of establishing the compensation peer group for 2009, the Compensation Committee agreed with management’s proposal to replace three existing peer group members, Google, Inc., Yahoo! Inc. and E*TRADE Financial Corp., with two new peer group members, Intuit, Inc. and Activision Blizzard, Inc., as the new companies represented more suitable comparisons.

When available, management considers competitive market compensation paid by other peer group companies but does not attempt to maintain a certain target percentile within the peer group or otherwise rely solely on such data when making recommendations to the Compensation Committees regarding compensation for the named executive officers. Management and the Compensation Committees strive to incorporate flexibility into the compensation programs and in the assessment process to respond to and adjust for the evolving business environment and the value delivered by the named executive officers.

Tax Matters

Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1 million paid in any fiscal year to a corporation’s chief executive officer and certain other highly compensated executive officers only if the compensation qualifies as being performance-based under Section 162(m). Expedia endeavors to structure its compensation policies to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting Expedia’s compensation objectives. For 2008, the grants of RSUs and the payments of annual bonuses were designed to meet the requirements for deductible compensation.

Nonetheless, from time to time certain nondeductible compensation may be paid and the Board of Directors and the Compensation Committees reserve the authority to award nondeductible compensation to executive officers in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain equity awards that have already been granted may be nondeductible as a result of Section 162(m).

For purposes of allowing the Company to deduct all employee compensation in accordance with Section 162(m), the Compensation Committees made RSU grants to all named executive officers and all annual bonuses payable to named executive officers in 2008 subject to the satisfaction of time vesting requirements and satisfaction of either one of the following performance goals:

•	growth in earnings before interest, taxes and amortization (“EBITA”) of the Company, as defined in the Expedia 2005 Plan, on a consolidated basis in any of the four consecutive calendar quarters beginning with the second quarter of 2008, at least 5% higher than EBITA in the corresponding calendar quarter twelve months before, taking into account any Share Change or Corporate Transaction (each as defined in the Expedia 2005 Plan), or

•	at least a 5% increase in the closing price per share of the Company’s common stock on March 1, 2008 on any 30 trading days during the period March 2, 2008 through February 28, 2009, such days not necessarily consecutive and taking into account any Share Change or Corporate Transaction (each as defined in the Expedia 2005 Plan).

In general, these performance goals reflect minimally acceptable Company performance, but with respect to which there is substantial uncertainty when established. Based on data provided by management, the

Compensation Committee certified that the 162(m) goals for 2008 have been satisfied. The Compensation Committee exercises “negative discretion” in setting payouts under the annual incentive plan. By setting a high amount that can then be reduced, the Company is advised by legal counsel that the Company’s annual incentive plan meets the requirements of Section 162(m). As a result, while performance targets are utilized in setting compensation under this plan, ultimately the level of those targets and the Compensation Committee’s use of negative discretion typically result in the award of compensation as if the annual incentive plan were operating as a discretionary plan. Additionally, under applicable Internal Revenue Service rules, the personal use of corporate aircraft leads to a disallowance of the deduction of certain airplane-related costs.

Change in Control

Under the Company’s 2005 equity plan, certain executive officers (including all the named executive officers) are entitled to accelerated vesting of equity awards in the event of a change in control of Expedia. The Compensation Committees believe that accelerated vesting of equity awards in connection with change in control transactions would provide an incentive for these executives to continue to help execute successfully such a transaction from its early stages until closing.

The change in control definition in the Company’s 2005 equity plan does not include the acquisition of voting control by Liberty Media Corporation (a “Liberty Change in Control”). However, for a limited number of awards, the Section 16 Committee has approved acceleration of equity upon a Liberty Change in Control. The definition of change in control in Mr. Khosrowshahi’s 2006 performance grant and Messrs. Adler and Norton’s new-hire grants each include a Liberty Change in Control. Given the nature of Mr. Diller’s voting arrangement with Liberty Media Corporation, a Liberty Change in Control could occur suddenly and without warning. Since Messrs. Khosrowshahi, Adler and Norton are the executive officers whose employment experience would be likely to change most substantially and immediately in the event of a Liberty Change in Control, providing them with additional protection through acceleration of these grants helps the Company more fully realize the retentive effect of their equity compensation.

For a description and quantification of these change in control benefits, please see the section below titled “Potential Payments Upon Termination or Change in Control.”

Severance

The Company has entered into employment agreements with certain executive officers, including Messrs. Adler, Norton and Samec, pursuant to which they are entitled to receive their base salary through the longer of the end of the term of their employment agreement and one year, following a qualifying termination of employment with Expedia. These arrangements are intended to attract and retain qualified executives who may have other employment alternatives that may appear to them to be less risky absent these arrangements.

Not all the Company’s executive officers have employment agreements or award agreements that provide benefits in the event their employment with Expedia is terminated. In these cases, based on the recommendation of management, the Compensation Committees have determined that it is in the best interests of the Company to retain the flexibility to determine such benefits on a case-by-case basis.

COMPENSATION COMMITTEE REPORT

The Compensation Committees have reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on this review and discussions with management, the Compensation Committees recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2009 proxy statement. This report is provided by the following directors:

Members of the Compensation Committee:

Jonathan L. Dolgen (Chairman)
William R. Fitzgerald
Peter M. Kern

Members of the Section 16 Committee:

Jonathan L. Dolgen (Chairman)
Peter M. Kern

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth information regarding the compensation paid or compensation expenses recognized by Expedia for services rendered in all capacities by the named executive officers during the fiscal year ended December 31, 2008 and for the prior two fiscal years. We have also provided supplementary information in footnote 1 below regarding Victor A. Kaufman, Expedia’s Vice Chairman.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position(1)	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Barry Diller	2008	465,000	$625,000	$821,877	$10,463,791	$799,065	$13,174,733
Chairman and Senior	2007	465,000	1,250,000	337,163	10,463,791	554,698	13,070,652
Executive	2006	465,000	0	0	10,463,791	423,435	11,352,226
Dara Khosrowshahi	2008	1,000,000	1,250,000	5,433,215	0	113,304	7,796,519
Chief Executive Officer	2007	1,000,000	2,500,000	5,020,570	0	89,665	8,610,235
	2006	930,770	0	3,926,190	0	6,600	4,863,560
Michael B. Adler	2008	375,000	245,000	730,768	0	6,308	1,357,076
Executive Vice President	2007	375,000	400,000	527,747	0	26,865	1,329,612
and Chief Financial Officer	2006	230,769	350,000	266,514	0	223,842	1,071,125
Burke F. Norton	2008	375,000	220,000	573,389	0	0	1,168,389
Executive Vice President	2007	375,000	400,000	402,314	0	2,163	1,179,477
and General Counsel	2006	54,808	290,000	0	0	53,634	398,442
Pierre V. Samec	2008	350,000	160,000	512,743	0	47,317	1,070,060
Chief Technology Officer	2007	318,077	212,000	185,026	0	90,505	805,608
	2006	40,385	300,000	0	0	57,230	397,615

(1)	For financial statement purposes and in accordance with FAS 123R, Expedia recognized $208,326, $630,310 and $793,814 for Mr. Kaufman’s equity awards during 2006, 2007 and 2008, respectively. Mr. Kaufman did not receive a salary or a cash bonus from the Company for 2006, 2007 or 2008.

(2)	Mr. Khosrowshahi’s base salary was increased from $550,000 to $1,000,000, effective February 13, 2006. Mr. Adler was appointed Executive Vice President and Chief Financial Officer of the Company effective May 16, 2006, and his salary upon appointment was $375,000. Mr. Norton was appointed Executive Vice President and General Counsel of the Company effective October 25, 2006, and his salary upon appointment was $375,000. Mr. Samec was appointed Senior Vice President, Engineering, effective October 30, 2006, and his salary upon appointment was $300,000, which was increased to $350,000 in connection with his appointment as Chief Technology Officer effective August 7, 2007.

(3)	Bonus amounts for 2008 reflect annual cash bonuses that were paid in 2009, for performance in 2008, pursuant to the 2008 Cash Bonus Plan for senior executive employees of the Company approved by the Compensation Committee on February 28, 2008 (the “2008 Cash Bonus Plan”). Pursuant to the 2008 Cash Bonus Plan, each named executive officer was eligible to receive a cash bonus, subject to (i) the achievement of performance goals relating either to stock price performance or growth in EBITA and (ii) a $10 million maximum amount that was intended to preserve flexibility under Section 162(m) to ensure deductibility of any bonus that the Compensation Committee determined appropriate. See the section above titled “Compensation Discussion and Analysis — Compensation Program Elements — Cash Bonuses” for a description of the 2008 Cash Bonus Plan. Having previously certified that the relevant performance criteria had been met, the Compensation Committees approved cash bonus awards pursuant to the 2008 Cash Bonus Plan to each of the named executive officers on March 2, 2009.

(4)	Reflects the dollar amount recognized for financial statement reporting purposes during 2006, 2007 and 2008, in accordance with FAS 123R, and thus includes amounts from awards granted in and prior to 2006, 2007 and 2008. Pursuant to SEC rules, we disregard the estimate of forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the amounts for 2006 are included in Note 2 to our audited financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K filed on February 28, 2007, and assumptions used for 2007 are included in Note 2 to our audited financial statements for the year ended December 31, 2007 included in our Annual Report on Form 10-K filed on February 22, 2008 and assumptions used for 2008 are included in Note 2 to our audited financial statements for the year ended December 31, 2008 included in our Annual Report on Form 10-K filed on February 19, 2009. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that may be paid to or realized by the named executive officers.

(5)	On June 7, 2005, prior to the Spin-Off, the IAC Compensation Committee granted to Mr. Diller options to purchase IAC common stock. In connection with the Spin-Off, the options to purchase IAC common stock were converted into options to purchase IAC common stock and options to purchase Expedia common stock. The amount included above relates to the options to purchase Expedia common stock and only reflects the dollar amount recognized for financial statement reporting purposes during 2006, 2007 and 2008, in accordance with FAS 123R. A description of Mr. Diller’s options to purchase Expedia common stock is included in the section below titled “Potential Payments Upon Termination or Change in Control — Barry Diller.”

(6)	See the table below for additional information.

2008 All Other Compensation

	Barry	Dara	Michael B.	Burke F.	Pierre V.
	Diller	Khosrowshahi	Adler	Norton	Samec

Personal Use of Corporate Aircraft(a)	$769,745	$106,404	$0	$0	$0
Relocation(b)	0	0	0	0	29,354
Tax Payments(c)	0	0	0	0	11,063
Miscellaneous(d)	29,320	0	0	0	0
401(k) Company Match(e)	0	6,900	6,308	0	6,900

(a)	Reflects the incremental cost to Expedia for personal use of an aircraft owned 50% by each of Expedia and IAC (the “Company Aircraft”). In 2008, the incremental cost to Expedia for Messrs. Diller and Khosrowshahi’s personal use of the Company Aircraft is based on the average variable operating cost to Expedia. Variable operating costs include fuel, certain maintenance costs, navigation fees, onboard catering, landing fees, crew travel expenses and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours the Company Aircraft flew to derive an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use (including flights to the hangar or other locations without passengers, commonly referred to as “deadhead” flights), to derive the incremental cost. We do not include fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the Company Aircraft, insurance, scheduled maintenance and non-trip-related hangar expenses. In 2008, each of Mr. Diller and Mr. Khosrowshahi occasionally had family members or other guests accompany him on personal trips, at no incremental cost to the Company.

(b)	Represents amounts paid in connection with Mr. Samec relocating to Seattle upon commencement of his employment with Expedia.

(c)	Represents tax reimbursement on income imputed to Mr. Samec for his relocation expenses.

(d)	In connection with the Spin-Off, Expedia and IAC agreed, in light of Mr. Diller’s senior role at both companies and his anticipated use of certain resources to the benefit of both companies, that certain expenses associated with such usage would be shared. Mr. Diller is provided with the use of certain automobiles for business and personal purposes and certain IAC-owned office space and IT equipment for use by certain individuals who work for Mr. Diller personally. For 2008, Expedia and IAC covered 35% and 65% of these costs, respectively.

(e)	Represents matching contributions of Expedia under the Expedia 401(k) Retirement Savings Plan (the “Expedia 401(k) Plan”). Under the Expedia 401(k) Plan as in effect through December 31, 2008, Expedia matches $0.50 for each dollar a participant contributes, up to the first 6% of compensation, subject to limits imposed by the Code.

2008 Grants of Plan-Based Awards

On February 28, 2008, the Section 16 Committee approved RSU awards to the named executive officers as follows:

		Estimated Future
		Payouts Under	Grant Date Fair
		Equity Incentive	Value of Stock
		Plan Awards	Awards
Name	Grant Date	(#)(1)	($)(2)

Barry Diller	02/28/2008	103,177	$2,499,979
Dara Khosrowshahi	02/28/2008	206,355	4,999,982
Michael B. Adler	02/28/2008	39,207	949,986
Burke F. Norton	02/28/2008	33,016	799,978
Pierre V. Samec	02/28/2008	12,381	299,992
	02/28/2008	41,271	999,996	(3)

(1)	Represents the number of shares of Expedia common stock to be issued upon satisfaction of the conditions to vesting, without taking into account shares withheld to cover applicable taxes, if any. Awards vest in five equal installments commencing on the first anniversary of the grant date. Each award is also subject to the satisfaction of performance goals tied to stock price performance or growth in EBITA. These awards are described in further detail in the section above titled “Compensation Discussion and Analysis — Compensation Program Elements — Equity Compensation.”

(2)	Reflects the full grant date fair value, calculated in accordance with FAS 123R. Fair value is calculated using the closing price of Expedia common stock on the NASDAQ Stock Market on the day immediately preceding the grant date.

(3)	This award is also subject to the satisfaction by December 31, 2009 of performance goals tied to the Company’s strategic plan, as described in further detail in the section above titled “Compensation Discussion and Analysis — Compensation Program Elements — Equity Compensation.”

On the same date, the Section 16 Committee also granted to Mr. Kaufman 33,016 RSUs with a fair value of $799,978 and 16,508 RSUs with a fair value of $399,989. The grant of 33,016 RSUs will vest in five equal installments, the first of which vested on February 28, 2009, and the grant of 16,508 RSUs vests in two equal installments, the first of which vested on February 28, 2009.

2009 Grants of Plan-Based Awards

On March 2, 2009, the Section 16 Committee approved Nonqualified Option awards to the named executive officers as follows:

		All Other
		Option		Exercise		Closing
		Awards:		Price or		Market	Grant Date
		Number of		Base Price		Price on	Fair Value of
		Securities		of Option		Date of	Option
		Underlying		Awards		Grant	Awards
Name	Grant Date	Options(1)		($/Sh)		($)	($)(2)

Barry Diller	03/02/2009	200,000	(3)	$7.36		$7.36	$768,000
	03/02/2009	150,000	(4)	9.20	(5)	7.36	513,000
Dara Khosrowshahi	03/02/2009	250,000	(3)	7.36		7.36	797,500
	03/02/2009	200,000	(4)	9.20	(5)	7.36	540,000
Michael B. Adler	03/02/2009	250,000	(3)	7.36		7.36	797,500
	03/02/2009	80,000	(4)	9.20	(5)	7.36	216,000
Burke F. Norton	03/02/2009	200,000	(3)	7.36		7.36	638,000
	03/02/2009	65,000	(4)	9.20	(5)	7.36	175,500
Pierre V. Samec	03/02/2009	150,000	(3)	7.36		7.36	478,500
	03/02/2009	50,000	(4)	9.20	(5)	7.36	135,000

(1)	All options have a seven-year term.

(2)	Reflects the full grant date fair value, calculated in accordance with FAS 123R using a Black-Scholes option valuation methodology. Fair value is calculated using the closing price of Expedia common stock on The Nasdaq Stock Market on the grant date. These amounts reflect the Company’s accounting expense, and may not correspond to the actual value that will be recognized by the named executive officers.

(3)	Vest in four equal installments commencing on the first anniversary of the grant date.

(4)	Vest in full on March 2, 2012, the third anniversary of the grant date.

(5)	Represents 125% of the closing price of the Company’s common stock on the NASDAQ Stock Market on the date of grant.

On the same date, the Section 16 Committee also granted to Mr. Kaufman (i) options to purchase 150,000 shares of the Company’s common stock that vest in four equal installments commencing on the first anniversary of the grant date, have an exercise price of $7.36 and have a grant date fair value, calculated in accordance with FAS 123R using a Black-Scholes option valuation methodology, of $478,500; and (ii) options to purchase 50,000 shares of the Company’s common stock that vest in full on March 2, 2012, the third anniversary of the grant date, have an exercise price of $9.20 and have a grant date fair value, calculated in accordance with FAS 123R using a Black-Scholes option valuation methodology, of $135,000.

Outstanding Equity Awards at 2008 Year-End

The following table provides information regarding the holdings of stock options and RSUs by the named executive officers as of December 31, 2008. The market value of the RSUs is based on the closing price of Expedia common stock on the NASDAQ Stock Market on December 31, 2008, the last trading day of the year, which was $8.24.

Option Awards	Stock Awards
Equity Incentive
Equity Incentive	Plan Awards:
Plan Awards:	Market or
Market	Number of	Payout Value
Number of	Number of	Number of	Value of	Unearned	of Unearned
Securities	Securities	Shares or	Shares or	Shares, Units	Shares, Units
Underlying	Underlying	Units of	Units of	or Other	or Other
Unexercised	Unexercised	Option	Stock That	Stock That	Rights That	Rights That
Options	Options	Exercise	Option	Have Not	Have Not	Have Not	Have Not
Grant	(#)	(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	Date(1)	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)

Barry Diller	06/07/2005	0	1,400,000	(2)	$38.35	06/07/2015	—	$—	—	$—
06/07/2005	0	2,400,000	(2)	28.49	06/07/2015	—	—	—	—
02/27/2007	—	—	—	—	73,699	(3)	607,280	—	—
02/28/2008	—	—	—	—	103,177	(4)	850,178	—	—
Dara Khosrowshahi	02/24/2000	10,003	0	5.94	02/24/2010	—	—	—	—
03/02/2000	50,000	0	18.40	03/02/2010	—	—	—	—
05/10/2000	7,500	0	19.29	05/10/2010	—	—	—	—
07/24/2000	150,000	0	22.18	07/24/2010	—	—	—	—
12/18/2000	125,000	0	16.57	12/18/2010	—	—	—	—
04/25/2001	41,666	0	20.06	04/25/2011	—	—	—	—
12/16/2001	164,027	0	21.19	12/16/2011	—	—	—	—
02/04/2004	—	—	—	—	17,863	(5)	147,191	0	0
02/10/2005	—	—	—	—	37,670	(6)	310,401	0	0
03/07/2006	—	—	—	—	0	0	800,000	(7)	6,592,000
02/27/2007	—	—	—	—	73,699	(8)	607,280	0	0
06/06/2007	—	—	—	—	80,000	(9)	659,200	0	0
02/28/2008	—	—	—	—	206,355	(10)	1,700,365	0	0
Michael B. Adler	05/16/2006	—	—	—	—	50,900	(11)	419,416	0	0
05/16/2006	—	—	—	—	31,812	(11)	262,131	0	0
02/27/2007	—	—	—	—	31,322	(12)	258,093	0	0
02/28/2008	—	—	—	—	39,207	(13)	323,066	0	0
Burke F. Norton	10/25/2006	—	—	—	—	31,118	(11)	256,412	0	0
10/25/2006	—	—	—	—	31,117	(11)	256,404	0	0
02/27/2007	—	—	—	—	14,740	(14)	121,458	0	0
02/28/2008	—	—	—	—	33,016	(15)	272,052	0	0
Pierre V. Samec	12/20/2006	—	—	—	—	9,305	(16)	76,673	0	0
02/27/2007	—	—	—	—	12,897	(17)	106,271	0	0
08/08/2007	—	—	—	—	14,363	(18)	118,351	0	0
02/28/2008	—	—	—	—	12,381	(19)	102,019	0	0
02/28/2008	—	—	—	—	—	—	41,271	(20)	340,073

(1)	Represents the date on which the original grant was approved by the applicable compensation committee. All awards with a grant date prior to the effective date of the Spin-Off, August 9, 2005, were granted by IAC and were converted into Expedia equity awards upon effectiveness of the Spin-Off.

(2)	Options vest in full on June 7, 2010. A description of other material terms is included in the section below titled “Potential Payments Upon Termination or Change in Control — Barry Diller.”

(3)	Of these RSUs, 18,425 vested on February 27, 2009. The remaining RSUs vest as follows: 18,424 on February 27, 2010 and an additional 18,425 on each of February 27, 2011 and February 27, 2012.

(4)	Of these RSUs, 20,635 vested on February 28, 2009. The remaining RSUs vest as follows: 20,635 on February 28, 2010; 20,636 on February 28, 2011; 20,635 on February 28, 2012; and 20,636 on February 28, 2013.

(5)	All 17,863 RSUs vested on February 4, 2009.

(6)	Of these RSUs, 18,834 vested on February 10, 2009. The remaining 18,836 RSUs vest on February 10, 2010.

(7)	The vesting provisions of this award are described in the section below titled “Potential Payments Upon Termination or Change in Control — Dara Khosrowshahi — 2006 RSU Award.” On February 11, 2008, Mr. Khosrowshahi transferred beneficial ownership of 160,000 RSUs to his former spouse in connection with divorce proceedings.

(8)	Of these RSUs, 18,425 vested on February 27, 2009. The remaining RSUs vest as follows: 18,424 on February 27, 2010 and an additional 18,425 on each of February 27, 2011 and February 27, 2012.

(9)	Of these RSUs, 20,000 will vest on June 6 in each of 2009, 2010, 2011 and 2012.

(10)	Of these RSUs, 41,271 vested on February 28, 2009. The remaining RSUs vest as follows: 41,271 will vest on February 28 in each of 2010, 2011, 2012 and 2013.

(11)	The vesting provisions of these awards are described in the section below titled “Potential Payments Upon Termination or Change in Control — Michael B. Adler, Burke F. Norton and Pierre V. Samec — 2006 RSU Awards.”

(12)	Of these RSUs, 7,830 vested on February 27, 2009. The remaining RSUs vest as follows: 7,831 on February 27, 2010; 7,830 on February 27, 2011; and an additional 7,831 on February 27, 2012.

(13)	Of these RSUs, 7,841 vested on February 28, 2009. The remaining RSUs vest as follows: 7,841 on February 28, 2010; 7,842 on February 28, 2011; 7,841 on February 28, 2012; and an additional 7,842 on February 28, 2013.

(14)	Of these RSUs, 3,685 vested on February 27, 2009. The remaining RSUs vest as follows: 3,685 will vest on February 27 in each of 2010, 2011, and 2012.

(15)	Of these RSUs, 6,603 vested on February 28, 2009. The remaining RSUs vest as follows: 6,603 will vest on February 28 in each of 2010, 2011 and 2012 and an additional 6,604 on February 28, 2013.

(16)	Of these RSUs, 3,101 vest on October 30, 2009 and an additional 3,102 on October 30 in each of 2010 and 2011.

(17)	Of these RSUs, 3,224 vested on February 27, 2009. The remaining RSUs vest as follows: 3,224 on February 27 in each of 2010 and 2011 and an additional 3,225 on February 27, 2012.

(18)	Of these RSUs, 3,591 vest on August 8, 2009; 3,590 on August 8, 2010 and an additional 3,591 on August 8 in each of 2011 and 2012.

(19)	Of these RSUs, 2,476 vested on February 28, 2009. The remaining RSUs vest as follows: 2,476 on February 28 in each of 2010, 2011 and 2012 and an additional 2,477 on February 28, 2013.

(20)	Vesting is subject to successful delivery of technology product and successful deployment of a new technology platform, pursuant to the Company’s strategic plan, prior to December 31, 2009, as confirmed by the Chief Executive Officer of the Company. At the end of the performance period, the Chief Executive Officer of the Company will have the discretion to determine that a portion of this award shall vest based on partial accomplishment of the goals tied to the Company’s strategic plan.

2008 Option Exercises and Stock Vested

The following table presents information regarding the vesting of Expedia restricted stock units for the named executive officers during 2008. No named executive officer exercised Expedia options during 2008.

	Stock Awards
	Number of Shares		Value Realized
	Acquired on Vesting		on Vesting
Name	(#)(1)		($)(2)

Barry Diller	18,424	(3)	$446,414
Dara Khosrowshahi	103,234	(4)	2,463,591
Michael B. Adler	35,400	(5)	861,050
Burke F. Norton	19,243	(6)	244,698
Pierre V. Samec	9,916	(7)	174,546

(1)	Represents the gross number of shares acquired upon vesting of restricted stock units without taking into account any shares that may be withheld to cover applicable tax obligations.

(2)	Represents the value of vested RSUs calculated by multiplying the gross number of vested RSUs by the closing price of Expedia common stock on the NASDAQ Stock Market on the vesting date or if the vesting occurred on a day on which the NASDAQ Stock Market was closed for trading, the next trading day.

(3)	Represents the vesting of 18,424 RSUs on February 27, 2008.

(4)	Represents the vesting of the following RSUs: 17,863 on February 4, 2008; 18,836 on February 10, 2008; 28,111 on February 12, 2008; 18,424 on February 27, 2008; and 20,000 on June 6, 2008.

(5)	Represents the vesting of the following RSUs: 7,830 on February 27, 2008 and 27,570 on May 16, 2008.

(6)	Represents the vesting of the following RSUs: 3,684 on February 27, 2008 and 15,559 on October 25, 2008.

(7)	Represents the vesting of the following RSUs: 3,224 on February 27, 2008; 3,590 on August 8, 2008; and 3,102 on October 30, 2008.

Potential Payments Upon Termination or Change in Control

Certain of our compensation plans, award agreements and employment agreements entitle some of the named executive officers to accelerated vesting of equity awards or severance payments in the event of a change in control of Expedia and/or upon the termination or material adverse modification of the executive’s employment with Expedia under specified circumstances. These plans and agreements are described below as they apply to each named executive officer.

Barry Diller

2005 Stock Option Agreement.  On June 7, 2005, the IAC Compensation Committee, pursuant to the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan (the “IAC 2005 Plan”) granted Mr. Diller options to purchase 4,800,000 shares of IAC common stock at an exercise price of $32.03, representing 130% of the closing price on the NASDAQ Stock Market of IAC common stock on June 7, 2005, and options to purchase 2,800,000 shares of IAC common stock at an exercise price of $43.12, representing 175% of the closing price of IAC common stock on the NASDAQ Stock Market on June 7, 2005. Upon completion of the Spin-Off, Mr. Diller’s awards were adjusted to grant an option to purchase 2,400,000 shares of Expedia common stock at $28.49 per share and an option to purchase 1,400,000 shares of Expedia common stock at $38.35 per share. The stock option agreement provides that following completion of the Spin-Off, the satisfaction of conditions to vesting of Mr. Diller’s options to purchase shares of Expedia common stock is determined based on Mr. Diller’s employment with Expedia.

The options have a ten-year term and vest in full on the fifth anniversary of the grant date, subject to continued employment. Upon a termination of Mr. Diller’s employment for death, disability, by Expedia without cause or by Mr. Diller for good reason, the options will vest pro rata at 20% per year of completed service from the date of grant to the date of termination. The stock option agreement provides that upon a change in control, 20% of the options will automatically vest, with an additional 20% vesting for each completed year of service following the grant date.

The stock option agreement defines a “change in control” by reference to the IAC 2005 Plan, as follows: a “change in control” occurs if: (i) there is a change in the majority of our Board not endorsed by the requisite number of incumbent board members; (ii) another party becomes the beneficial owner of at least 50% of the Company’s outstanding voting stock, with certain exceptions; (iii) the Company consummates a merger, reorganization or consolidation with another party, or the sale or other disposition of all or substantially all of our assets or the purchase of assets or stock of another entity (“Business Combination”) unless the beneficial stockholders of the Company immediately prior to the Business Combination retain more than 50% of the outstanding voting stock of the entity resulting from the Business Combination in substantially the same proportions immediately prior to such Business Combination; or (iv) the Company consummates its complete liquidation or dissolution. However, notwithstanding the provisions of the plan, no change in control will occur for purposes of the stock option agreement so long as Mr. Diller has sufficient voting power with respect to Expedia such that he effectively controls the election of a majority of members of the Board of Expedia.

“Good reason” is defined in the agreement to mean any of the following actions without Mr. Diller’s consent: (i) a reduction in his rate of annual base salary, (ii) a relocation of his principal place of business more than 35 miles from New York City, or (iii) a material and demonstrable adverse change in the nature and scope of his duties.

“Cause” is defined by reference to the IAC 2005 Plan, as follows: (i) the willful or gross neglect by a participant of his employment duties, (ii) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a participant, (iii) a material breach of the participant’s fiduciary duty owed to the Company, or (iv) a material breach by a participant of any nondisclosure, nonsolicitation or noncompetition obligation owed to the Company.

2007 and 2008 RSU Awards.  Mr. Diller was granted RSU awards under the Expedia 2005 Plan in both February 2007 and February 2008. As of December 31, 2008, 176,876 of these RSUs remained unvested. In the event of a change in control of Expedia, the RSUs held by officers of the Company (and not the Company’s subsidiaries) with a title of Senior Vice President or above, as of the time of the change in control, including Mr. Diller, will be considered to be earned and payable in full and any deferral or other restrictions will lapse and such RSUs will be settled in cash or shares of Expedia common stock as promptly as practicable. The Expedia 2005 Plan definition of “change in control” is substantially the same as the definition under the IAC 2005 Plan described above. Mr. Diller’s awards were contingent on the satisfaction of certain performance goals, which have subsequently been satisfied.

Dara Khosrowshahi

Spin-Off.  Prior to the Spin-Off, IAC and Mr. Khosrowshahi agreed to amend his outstanding equity awards granted under the USA Interactive Amended and Restated 2000 Stock and Annual Incentive Plan (the “IAC 2000 Plan”) to provide that all RSUs held by Mr. Khosrowshahi on the date of the Spin-Off would vest in the event of the termination of his employment by Expedia without cause or his resignation for good reason and all options held by Mr. Khosrowshahi on the date of the Spin-Off that are vested on the date of such termination or resignation will remain exercisable for a period of 24 months from the date of termination or resignation or until the stated expiration date of the option, whichever is shorter. “Cause” is defined by reference to the IAC 2000 Plan and has substantially the same meaning as under the IAC 2005 Plan, discussed above regarding Mr. Diller’s 2005 Stock Option Agreement. “Good reason” is defined as an adverse change in Mr. Khosrowshahi’s powers and duties, such that his new powers and duties are inconsistent with his position and status.

Pursuant to the IAC 2000 Plan, in the event of a change in control, the restrictions applicable to RSUs granted under that plan and held by Mr. Khosrowshahi will lapse and such RSUs will become free of all restrictions and fully vested. Under the IAC 2000 Plan, the definition of a “change in control” has substantially the same meaning as under the IAC 2005 Plan, described above under Mr. Diller’s 2005 Stock Option Agreement.

2006 RSU Award.  On March 7, 2006, the Compensation Committees approved certain compensation arrangements with Mr. Khosrowshahi, including the grant of 800,000 RSUs pursuant to the Expedia 2005 Plan. 75% of these RSUs will vest (the “Initial Vesting”) upon Expedia’s (i) achievement of operating income before amortization (“OIBA”) of $1.0 billion for a full fiscal year, adjusted as described below (the “OIBA Target”), and (ii) satisfaction of certain performance goals, which goals have subsequently been satisfied, tied to the Company’s stock price performance or growth in EBITA (collectively with the OIBA Target, the “RSU Performance Goals”). The Initial Vesting shall, at the election of the Company, also be subject to the additional condition that at such time as the Company achieves the RSU Performance Goals, Mr. Khosrowshahi shall agree to remain employed as the Chief Executive Officer of the Company for an additional two years following satisfaction of the RSU Performance Goals on no less favorable terms to Mr. Khosrowshahi than the terms of employment as in effect at the time of such agreement.

If Mr. Khosrowshahi has not voluntarily terminated his employment with Expedia or has not been terminated for cause on the first anniversary of the Initial Vesting, the remaining portion of the RSUs will vest. If Expedia terminates Mr. Khosrowshahi without cause in any year in which Expedia achieves an OIBA target of $900 million, adjusted as described below (the “Modified OIBA Target”), then 75% of the RSUs will vest upon such termination of employment and the remaining RSUs will be forfeited. If there is a change in control of Expedia, then 50% of the outstanding RSUs vest immediately, without regard to the OIBA targets. If within one year of the change in control Mr. Khosrowshahi is terminated without cause or Mr. Khosrowshahi incurs a material adverse modification of his duties, then the remaining RSUs will vest, without regard to the performance targets.

For purposes of calculating the OIBA Target and the Modified OIBA Target, the operating results of all entities acquired by Expedia will also be included, starting with the first full fiscal year after any such acquisitions. In the case of each acquisition, the OIBA Target or Modified OIBA Target will be increased by the amount of OIBA that Expedia expects to achieve in the first full fiscal year following such acquisition, as projected by Expedia at the time of the acquisition. The OIBA Target and the Modified OIBA Target have not yet been met.

For the purposes of the RSU agreement, a “change in control” is defined by reference to the Expedia 2005 Plan, under which change in control has substantially the same meaning as under the IAC 2005 Plan, as described above under Mr. Diller’s 2005 Stock Option Agreement. In addition, the agreement provides that a change in control will include termination of the irrevocable proxy held by Mr. Diller to vote shares of Expedia common stock held by Liberty Media or its affiliates, or the acquisition by Liberty Media or its affiliates, of beneficial ownership of equity securities of Expedia, whereby Liberty Media acquires or assumes more than 35% of the voting power of the then outstanding equity securities of Expedia entitled to vote generally on the election of Expedia’s directors.

Under the RSU agreement, “cause” is defined by reference to the Expedia 2005 Plan and has the same meaning as under the IAC 2005 Plan discussed above regarding Mr. Diller’s 2005 Stock Option Agreement.

In connection with the foregoing arrangements, Mr. Khosrowshahi has agreed not to compete with Expedia’s businesses during the term of his employment with Expedia and for a period of two years from his date of departure.

2007 and 2008 RSU Awards.  Mr. Khosrowshahi was granted RSU awards under the Expedia 2005 Plan in both 2007 and 2008. As of December 31, 2008, 360,054 of these RSUs remained unvested. In the event of a change in control of Expedia, these RSUs will vest as described in the section above titled “Barry Diller — 2007 and 2008 RSU Awards.” Mr. Khosrowshahi’s 2007 and 2008 RSU awards were contingent on the satisfaction of certain performance goals, which have subsequently been satisfied.

Michael B. Adler, Burke F. Norton and Pierre V. Samec

Employment Agreements.  Expedia has entered into an employment agreement (an “Employment Agreement”) with each of Messrs. Adler, Norton and Samec. Mr. Adler’s Employment Agreement, as amended, was effective as of May 16, 2006 for a term of three years, Mr. Norton’s Employment Agreement, as amended, was effective as of October 25, 2006 for a term of three years and Mr. Samec’s Employment Agreement, as amended, was effective as of August 7, 2007 for a term of three years. Pursuant to the Employment Agreements, if the executive terminates his employment with the Company for good reason or the Company terminates the executive’s employment with the Company without cause, the executive is entitled to receive base salary through the longer of (i) the completion of the term of the Employment Agreement and (ii) one year. The executive will be restricted from competing with the Company or soliciting or hiring Company employees during the two-year period (a one-year period for Mr. Samec) following the termination of employment with the Company.

“Good reason” is defined under the Employment Agreements to mean the occurrence of any of the following without the executive’s consent: (i) the Company’s material breach of any material provision of the Employment Agreement, (ii) the material reduction in the executive’s duties and, for Messrs. Adler and Norton, title, reporting responsibilities or level of responsibilities, (iii) a material reduction in Mr. Samec’s base salary and, for Messrs. Adler and Norton, a material reduction in base salary or total annual compensation opportunity, or (iv) for Messrs. Adler and Norton, the relocation of the executive’s principal place of employment more than 50 miles outside of the Seattle metropolitan area.

“Cause” is defined under the Employment Agreements to mean the executive’s (i) plea of guilty or nolo contendere to, conviction for, or the commission of, a felony offense, (ii) material breach of a fiduciary duty owed to the Company, (iii) material breach of any of the covenants made pursuant to the employment agreement, (iv) willful or gross neglect of the material duties required by the employment agreement, or (v) knowing and material violation of any Company policy pertaining to ethics, wrongdoing or conflicts of interest, subject to certain qualifications.

2006 RSU Awards.  Mr. Adler was granted 84,832 RSUs (the “First Adler RSU Award”) and 53,020 RSUs (the “Second Adler RSU Award” and together, the “Adler RSU Awards”) pursuant to the Expedia 2005 Plan with 20% of the Adler RSU Awards vesting on each anniversary of the award date over a five-year term. If Mr. Adler terminates his employment with the Company for good reason or the Company terminates his employment without cause, to the extent not already vested, (i) 50% of the First Adler RSU Award will vest, and (ii) 20% of the Second Adler RSU Award will vest for each year or partial year between the award date and the date of termination. As of December 31, 2008, 82,712 of the Adler RSU Awards remained unvested. Both awards were contingent on the satisfaction of certain performance goals, which have subsequently been met. Under the RSU Agreements for the Adler RSU Awards, as amended, “cause” and “good reason” are defined by reference to Mr. Adler’s Employment Agreement, as amended (defined above).

Mr. Norton was granted 62,235 RSUs (the “First Norton RSU Award”) and 31,117 RSUs (the “Second Norton RSU Award” and together, the “Norton RSU Awards”) pursuant to the Expedia 2005 Plan, with 25% of the First Norton RSU Award vesting on each anniversary of the award date over a four-year term, and 100% of the Second Norton RSU Award vesting on the fifth anniversary of the award date. If Mr. Norton terminates his employment with the Company for good reason or the Company terminates his employment without cause, (i) 25% of the First Norton RSU Award will vest and (ii) 20% of the Second Norton RSU Award will vest for each year and partial year between the award date and the date of termination. As of December 31, 2008, 62,235 of the Norton RSU awards remained unvested. Both awards were contingent on the satisfaction of certain performance goals, which have subsequently been met. Under the RSU Agreements regarding the Norton RSU Awards, as amended, “cause” and “good reason” are defined by reference to Mr. Norton’s Employment Agreement, as amended (defined above).

The Adler RSU Awards and the Norton RSU Awards vest upon a change in control of Expedia. For this purpose, the term “change in control” is defined by reference to the Expedia 2005 Plan, under which change in control has substantially the same meaning as under the IAC 2005 Plan, as described above under Mr. Diller’s 2005 Stock Option Agreement. In addition, Mr. Adler’s RSUs will vest upon a “Liberty Change in

Control,” which is defined as termination of the irrevocable proxy held by Mr. Diller to vote shares of Expedia common stock held by Liberty Media or its affiliates, or the acquisition by Liberty Media or its affiliates, of beneficial ownership of equity securities of Expedia, whereby Liberty Media acquires or assumes more than 50% of the voting power of the then outstanding equity securities of Expedia entitled to vote generally on the election of Expedia’s directors. Mr. Norton’s RSUs will vest if Mr. Norton terminates his employment with the Company for good reason or the Company terminates his employment without cause at any time during the two-year period following a Liberty Change in Control.

Annual RSU Awards.  Messrs. Adler, Norton and Samec also hold RSUs pursuant to the Expedia 2005 Plan. In the event of a change in control of Expedia, these RSUs will vest as described in the section above titled “Barry Diller — 2007 and 2008 RSU Awards.”

On February 27, 2008, Mr. Samec was granted 41,271 RSUs pursuant to the Expedia 2005 Plan that will vest subject to the satisfaction of certain performance goals (the “Samec Performance Award”). On October 27, 2008, the Company and Mr. Samec entered into an amendment to the Samec Performance Award providing that if Mr. Samec is terminated by the Company without cause in 2009, 50% of the Samec Performance Award will immediately vest without regard to whether the performance goals, other than the Section 162(m) goals for 2008, were satisfied. Under the amendment to the Samec Performance Award, “cause” is defined by reference to the Expedia 2005 Plan, and has the same meaning as under the IAC 2005 Plan, discussed above regarding Mr. Diller’s 2005 Stock Option Agreement.

Estimated Potential Incremental Payments

The table below reflects the estimated amount of incremental compensation payable to the named executive officers upon termination of the executive’s employment in the following circumstances: (i) a termination by the Company without cause or by the executive for good reason not in connection with a change in control, (ii) a termination by the Company without cause in a fiscal year in which the Company meets the performance goals established by the Compensation Committee, (iii) a change in control, or (iv) a termination by the Company without cause or by the executive for good reason in connection with a change in control. The table should be read in conjunction with the descriptions of benefits above as the definitions for “change in control,” “cause” and “good reason” may vary.

The amounts shown in the table assume that the triggering event was effective as of December 31, 2008 and that the price of Expedia common stock on which certain of the calculations are based was the closing price of $8.24 on the NASDAQ Stock Market on that date. These amounts are estimates of the incremental amounts that would be paid out to the executive upon such triggering event. The actual amounts to be paid out can only be determined at the time of the triggering event, if any.

Estimated Potential Incremental Payments Upon Termination or Change in Control

						Termination
						w/o Cause
		Termination				or for Good
	Termination	w/o Cause				Reason in
	w/o Cause	and Meets		Upon		Connection
	or for Good	Performance		Change in		w/Change in
Name and Benefits	Reason	Goals		Control(1)		Control(1)

Barry Diller(2)
2005 Stock Options (vesting accelerated)	$0	$0		$0		$0
2007 and 2008 RSU Award (vesting accelerated)	0	0		1,457,458		0
Total Estimated Incremental Value	0	0		1,457,458		0
Dara Khosrowshahi
IAC 2000 Plan RSUs (vesting accelerated)	457,592	0		457,592		0
2006 RSU Award (vesting accelerated)	0	4,944,000		3,296,000		3,296,000
2007 and 2008 RSU Awards (vesting accelerated)	0	0		2,966,845		0
Total Estimated Incremental Value	457,592	4,944,000	(3)	6,720,437	(3)	3,296,000	(3)
Michael B. Adler
Cash Severance (salary)	375,000	0		0		0
2006 First RSU Award (vesting accelerated)	209,708	0		419,416		0
2006 Second RSU Award (vesting accelerated)	87,377	0		262,131		0
2007 and 2008 RSU Awards (vesting accelerated)	0	0		581,159		0
Total Estimated Incremental Value	672,085	0		1,262,706		0
Burke F. Norton
Cash Severance (salary)	375,000	0		0		0
2006 First RSU Award (vesting accelerated)	128,204	0		256,412		256,412
2006 Second RSU Award (vesting accelerated)	153,842	0		256,404		256,404
2007 and 2008 RSU Awards (vesting accelerated)	0	0		393,510		0
Total Estimated Incremental Value	657,046	0		906,326		512,816
Pierre V. Samec
Cash Severance (salary)	560,000	0		0		0
Annual RSU Awards (vesting accelerated)(4)	0	0		743,388		0
Total Estimated Incremental Value	560,000	0		743,388		0

(1)	Some of our plans and award agreements provide benefits to the named executive officers in the event of a change in control. The amounts to which the executive would be entitled in such event are reflected in the column captioned “Upon Change in Control.” If, within a specified time period following a change in control, the executive’s employment is also terminated, in the case of Mr. Norton’s 2006 RSU Awards, or the executive incurs a material adverse modification of duties, in the case of Mr. Khosrowshahi’s 2006 RSU Award, the additional amounts to which the executive would be entitled as a result of such events are reflected in the column captioned “Termination w/o Cause or for Good Reason in Connection w/Change in Control.”

(2)	Mr. Diller holds unvested options to purchase 2,400,000 shares of Expedia common stock with an exercise price of $28.49 per share and options to purchase 1,400,000 shares of Expedia common stock with an exercise price of $38.35 per share. The closing price of Expedia’s common stock, as reported on the NASDAQ Stock Market on December 31, 2008, was $8.24 per share and therefore the value of Mr. Diller’s unvested options as of December 31, 2008 is reported above as $0 because the exercise price of each option was higher than the closing price of our common stock on the NASDAQ Stock Market on that date.

(3)	Reflects the value of 800,000 RSUs based on the price of Expedia common stock on December 31, 2008 of $8.24. On February 11, 2008, Mr. Khosrowshahi transferred beneficial ownership of 160,000 RSUs to his former spouse in connection with divorce proceedings.

(4)	The table above does not reflect the value of 50% of the Samec Performance Award that would vest upon a termination without cause that occurs in 2009.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions

In general, the Company will enter into a “related person transaction” only when it has been approved by the Audit Committee of the Board of Directors. Related persons include the Company’s executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Related person transactions are transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person or entity has a direct or indirect material interest). When a potential related person transaction is identified, management presents it to the Audit Committee to determine whether to approve or ratify it. When determining whether to approve, ratify, disapprove or reject any related person transaction, the Audit Committee considers relevant factors, including the extent of the related person’s interest in the transaction, whether the terms are commercially reasonable and whether the related person transaction is consistent with the best interests of the Company and its stockholders.

The legal and accounting departments work with business units throughout the Company to identify potential related person transactions prior to execution. In addition, the Company takes the following steps with regard to related person transactions:

•	On an annual basis, each director, director nominee and executive officer of the Company completes a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with the Company during the last fiscal year in which the director, director nominee or executive officer, or any member of his or her immediate family had a direct or indirect material interest.

•	Each director, director nominee and executive officer is expected to promptly notify the Company’s legal department of any direct or indirect interest that such person or an immediate family member of such person had, has or may have in a transaction in which the Company participates.

•	The Company performs a quarterly search of its accounts payable, accounts receivable and other databases to identify any other potential related person transactions that may require disclosure.

•	Any reported transaction that the Company’s legal department determines may qualify as a related person transaction is referred to the Audit Committee.

If any related person transaction is not approved, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its stockholders.

Related Person Transactions

Relationships With Officers and Directors

Subject to the terms of a Stockholders Agreement between Mr. Diller and Liberty Media, Mr. Diller holds an irrevocable proxy to vote shares of Expedia common stock and Class B common stock beneficially owned by Liberty Media. By virtue of the proxy, as well as through shares owned by Mr. Diller directly, Mr. Diller is effectively able to control the outcome of all matters submitted to a vote or for the consent of Expedia’s stockholders (other than with respect to the election by the holders of Expedia common stock of 25% of the members of Expedia’s Board of Directors and matters as to which Delaware law requires a separate class vote).

Mr. Diller is also the chairman and chief executive officer of IAC, and through similar arrangements between Mr. Diller and Liberty Media, Mr. Diller is effectively able to control the outcome of all matters submitted to a vote or for the consent of IAC’s stockholders (other than with respect to the election by the holders of IAC common stock of 25% of the members of IAC’s Board of Directors and matters as to which Delaware law requires a separate class vote).

Relationship Between Expedia and IAC

In connection with the Spin-Off, Expedia and IAC entered into certain arrangements, including arrangements regarding the sharing of certain costs and the use and ownership of the Company Aircraft and various commercial and other relationships, including distribution and services agreements and office space lease agreements, which are described below. On August 20, 2008, IAC completed its plan to separate into five publicly traded companies, and certain of the commercial agreements described below were with former IAC entities that are now separate from IAC. These former IAC entities are no longer under common control with Expedia and therefore no longer considered related persons.

Cost-Sharing Arrangements.  Expedia and IAC have agreed, in light of Mr. Diller’s senior role at both companies and his use of certain resources to the benefit of both companies, that certain expenses associated with such usage would be shared. These expenses include certain of Mr. Diller’s business expenses, costs for equipment dedicated to Mr. Diller’s use and expenses relating to Mr. Diller’s support staff, as well as certain other costs. In 2008, Expedia paid 35% of such expenses. The aggregate amount of costs allocated to Expedia was approximately $228,000 for 2008, which amount does not include amounts paid by Expedia for its costs attributable to Mr. Diller’s personal use of the Company Aircraft. See footnote 6 to the section above titled “Summary Compensation Table” for information regarding personal use of the Company Aircraft.

The Company Aircraft Agreement.  Each of Expedia and IAC has a 50% ownership interest in an aircraft that may be used by both companies. Expedia and IAC share capital costs relating to this aircraft equally and operating costs pro-rata based on actual usage. Members of the Company Aircraft’s flight crew are employed by an entity in which each of Expedia and IAC has a 50% ownership interest. In 2008, total payments of approximately $400,000 were made to this entity by Expedia. On the fifth anniversary of the Spin-Off and annually thereafter, or at any time when Mr. Diller ceases to serve as Chairman of either Expedia or IAC, IAC will have a call right and Expedia will have a put right with respect to Expedia’s interest in the Company Aircraft, in each case at fair market value. IAC has the right to sell the aircraft on behalf of both parties.

Commercial and Other Relationships.  Since the Spin-Off, Expedia has continued to work with some of IAC’s businesses pursuant to a variety of commercial relationships. These relationships generally include (i) distribution agreements, (ii) service agreements, (iii) office space lease agreements and (iv) arrangements relating to assistance with governmental affairs. Those agreements or arrangements that, individually or together with similar agreements or arrangements, include revenues to Expedia in excess of $120,000 are discussed below.

Pursuant to distribution agreements, certain IAC businesses make available inventory and promotional offers from various Expedia travel suppliers, as well as travel content and commerce links from an Expedia business. Certain Expedia businesses make commerce links, select ticketing and resort inventory and discount programs offered by various IAC businesses available to their customers. Distribution agreements typically involve the payment of fees (usually on a fixed, per transaction, revenue share or commission basis) from the party seeking distribution of the product or service to the party that is providing the distribution. Services agreements primarily involve call center support and advertising sales services provided by IAC businesses, as well as private-label travel services provided by Expedia businesses.

In 2008, aggregate amounts paid by Expedia to IAC businesses pursuant to commercial and other relationships, primarily relating to advertising and marketing services, office space lease agreements and arrangements relating to assistance with governmental affairs, were approximately $3.7 million.

Relationship Between Expedia and Liberty Media

Liberty Media, Expedia and Mr. Diller are party to the Governance Agreement, pursuant to which Liberty Media has the right to nominate up to a number of directors equal to 20% of the total number of the directors on the Board of Directors (rounded up to the next whole number if the number of directors on the Board of Directors is not an even multiple of five) and has certain other rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty Media are satisfied.

The Governance Agreement also provides that if Expedia issues or proposes to issue shares of Expedia common stock or Expedia Class B common stock, Liberty Media has preemptive rights that generally entitle it to purchase a number of Expedia common shares, subject to a cap, so that Liberty Media will maintain the same ownership interest in Expedia that Liberty Media held immediately prior to such issuance or proposed issuance. Liberty Media was not entitled to exercise any such preemptive rights in 2008.

ANNUAL REPORTS

Expedia’s Annual Report to Stockholders for 2008, which includes Expedia’s Annual Report on Form 10-K for the year ended December 31, 2008 (not including exhibits), is available at www.proxydocs.com/expe. Upon written request to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary, Expedia will provide, without charge, an additional copy of Expedia’s 2008 Annual Report on Form 10-K. Expedia will furnish any exhibit contained in the Annual Report on Form 10-K upon payment of a reasonable fee. Stockholders may also review a copy of the Annual Report on Form 10-K (including exhibits) by accessing Expedia’s corporate website at www.expediainc.com or the SEC’s website at www.sec.gov.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE
2010 ANNUAL MEETING

Stockholders who wish to have a proposal considered for inclusion in Expedia’s proxy materials for presentation at the 2010 Annual Meeting of Stockholders must submit the proposal to Expedia no later than December 29, 2009 at its principal executive offices at 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at the 2010 Annual Meeting of Stockholders without inclusion of the proposal in Expedia’s proxy materials are required to provide notice of such proposal to Expedia at its principal executive offices no later than March 8, 2010. Expedia reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Bellevue, Washington
April 22, 2009

Appendix A

AMENDED AND RESTATED EXPEDIA, INC.
2005 STOCK AND ANNUAL INCENTIVE PLAN

SECTION 1.  PURPOSE; DEFINITIONS

The purpose of this Plan is (a) to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock and incentive plan granting new Awards to provide incentives directly linked to stockholder value and (b) to assume and govern other awards pursuant to the adjustment of awards granted under any IAC Long Term Incentive Plan (as defined in the Employee Matters Agreement) in accordance with the terms of the Employee Matters Agreement (“Adjusted Awards”). Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

(a) “AFFILIATE” means a corporation or other entity controlled by, controlling or under common control with, the Company.

(b) “APPLICABLE EXCHANGE” means Nasdaq or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

(c) “AWARD” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or other stock-based award granted or assumed pursuant to the terms of this Plan including Adjusted Awards.

(d) “AWARD AGREEMENT” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

(e) “BOARD” means the Board of Directors of the Company.

(f) “BONUS AWARD” means a bonus award made pursuant to Section 9.

(g) “CAUSE” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) the willful or gross neglect by a Participant of his employment duties; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a Participant; (C) a material breach by a Participant of a fiduciary duty owed to the Company or any of its subsidiaries; (D) a material breach by a Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its Affiliates; or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

(h) “CHANGE IN CONTROL” has the meaning set forth in Section 10(b).

(i) “CODE” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(j) “COMMISSION” means the Securities and Exchange Commission or any successor agency.

(k) “COMMITTEE” has the meaning set forth in Section 2(a).

(l) “COMMON STOCK” means common stock, par value $.001 per share, of the Company.

(m) “COMPANY” means Expedia, Inc., a Delaware corporation or its successor.

(n) “DISABILITY” means (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, (ii) if there is no such Individual Agreement or it does not define “Disability,” (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant or the Committee determines otherwise in an applicable Award Agreement, “Disability” as determined by the Committee. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code and, with respect to all Awards, to the extent required by Section 409A of the Code, “disability” within the meaning of Section 409A of the Code.

(o) “DISAFFILIATION” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(p) “EBITA” means for any period, operating profit (loss) plus (i) amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) disengagement expenses, (iv) restructuring charges, (v) non cash write-downs of assets or goodwill, (vi) charges relating to disposal of lines of business, (vii) litigation settlement amounts and (viii) costs incurred for proposed and completed acquisitions.

(q) “EBITDA” means for any period, operating profit (loss) plus (i) depreciation and amortization, including goodwill impairment, (ii) amortization of cable distribution fees, (iii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iv) disengagement expenses, (v) restructuring charges, (vi) non cash write-downs of assets or goodwill, (vii) charges relating to disposal of lines of business, (viii) litigation settlement amounts and (ix) costs incurred for proposed and completed acquisitions.

(r) “ELIGIBLE INDIVIDUALS” means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates.

(s) “EMPLOYEE MATTERS AGREEMENT” means the Employee Matters Agreement by and between IAC and the Company dated as of August 9, 2005.

(t) “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(u) “FAIR MARKET VALUE” means, unless otherwise defined in an Award Agreement, if the Common Stock is listed on a national securities exchange, as of any given date, the closing price for the Common Stock on such date on the Applicable Exchange, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion, taking into account, to the extent appropriate, the requirements of Section 409A of the Code.

(v) “FREE-STANDING SAR” has the meaning set forth in Section 5(b).

(w) “GRANT DATE” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award or the formula for earning a number of shares or cash amount, (ii) such later date as the Committee shall provide in such resolution or (iii) the initial date on which an Adjusted Award was granted under the IAC Long Term Incentive Plan.

(x) “IAC” means IAC/InterActiveCorp, a Delaware corporation.

(y) “INCENTIVE STOCK OPTION” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(z) “INDIVIDUAL AGREEMENT” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

(aa) ‘‘NONQUALIFIED OPTION” means any Option that is not an Incentive Stock Option.

(bb) “OPTION” means an Award described under Section 5.

(cc) “PARTICIPANT” means an Eligible Individual to whom an Award is or has been granted.

(dd) “PERFORMANCE GOALS” means the performance goals established by the Committee in connection with the grant of Restricted Stock, Restricted Stock Units or Bonus Awards or other stock-based awards. In the case of Qualified-Performance Based Awards that are intended to qualify under Section 162(m)(4) of the Code, (i) such goals shall be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total stockholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing- spending efficiency, core non-interest income, change in working capital, return on capital, and/or stock price, with respect to the Company or any subsidiary, division or department of the Company that are intended to qualify under Section 162(m)(4)(c) of the Code and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations. Such Performance Goals also may be based upon the attaining of specified levels of Company, Subsidiary, Affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries.

(ee) “PLAN” means this Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan, as set forth herein and as hereafter amended from time to time.

(ff) “PLAN YEAR” means the calendar year or, with respect to Bonus Awards, the Company’s fiscal year if different.

(gg) “QUALIFIED PERFORMANCE-BASED AWARD” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 11.

(hh) “RESTRICTED STOCK” means an Award described under Section 6.

(ii) “RESTRICTED STOCK UNITS” means an Award described under Section 7.

(jj) “RETIREMENT” means retirement from active employment with the Company, a Subsidiary or Affiliate at or after the Participant’s attainment of age 65.

(kk) “SECTION 162(M) EXEMPTION” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(ll) “SEPARATION” has the meaning set forth in the Employee Matters Agreement.

(mm) “SHARE” means a share of Common Stock.

(nn) “STOCK APPRECIATION RIGHT” has the meaning set forth in Section 5(b).

(oo) “SUBSIDIARY” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(pp) “TANDEM SAR” has the meaning set forth in Section 5(b).

(qq) “TERM” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

(rr) “TERMINATION OF EMPLOYMENT” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with, or membership on a board of directors of, the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee director capacity or as an employee, as applicable, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or member of the board of directors of, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. For the avoidance of doubt, the Separation shall not constitute a Termination of Employment for purposes of any Adjusted Award. Notwithstanding the foregoing, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Employment” shall mean a “separation from service” as defined under Section 409A of the Code.

SECTION 2.  ADMINISTRATION

(a) COMMITTEE.  The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the ‘‘Committee”), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall, subject to Section 11, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms of the Plan and the Employee Matters Agreement (including the original terms of the grant of the Adjusted Award):

(i) to select the Eligible Individuals to whom Awards may from time to time be granted;

(ii) to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, other stock-based awards, or any combination thereof, are to be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

(v) subject to Section 12, to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time;

(vi) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(vii) to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

(viii) to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable; and

(ix) to otherwise administer the Plan.

(b) PROCEDURES.

(i) The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 11, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

(ii) Subject to Section 11(c), any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c) DISCRETION OF COMMITTEE.  Subject to Section 1(g), any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.

(d) AWARD AGREEMENTS.  The terms and conditions of each Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement’s being signed by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12 hereof.

SECTION 3.  COMMON STOCK SUBJECT TO PLAN

(a) PLAN MAXIMUMS.  The maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be the sum of (a) the number of Shares that may be issuable upon exercise or vesting of the Adjusted Awards and (b) 45,500,000. Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares.

(b) INDIVIDUAL LIMITS.  No Participant may be granted Awards covering in excess of 8,000,000 Shares during the term of the Plan; provided, that Adjusted Awards shall not be subject to this limitation.

(c) RULES FOR CALCULATING SHARES DELIVERED.

(i) With respect to Awards other than Adjusted Awards, to the extent that any Award is forfeited, or any Option and the related Tandem SAR (if any) or Free-Standing SAR terminates, expires or lapses without being exercised, or any Award is settled for cash, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan.

(ii) With respect to Awards other than Adjusted Awards, if the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of the limits set forth in Section 3(a). To the extent any Shares subject to an Award are withheld to satisfy the exercise price (in the case of an Option) and/or the tax withholding obligations relating to such Award, such Shares shall not be deemed to have been delivered for purposes of the limits set forth in Section 3(a).

(d) ADJUSTMENT PROVISION.  Subject to the provisions of Section 3(e), in the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, payment of cash dividends other than an ordinary dividend or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon Awards and upon the grants to individuals of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Options and Stock Appreciation Rights. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which shareholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). Any adjustment under this Section 3(d) need not be the same for all Participants.

(e) SECTION 409A.  Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 3(d) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 3(d) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to Section 3(d) to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the Grant Date to be subject thereto.

SECTION 4.  ELIGIBILITY

Awards may be granted under the Plan to Eligible Individuals and, with respect to Adjusted Awards, in accordance with the terms of the Employee Matters Agreement; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code) and, with respect to Adjusted Awards that are intended to qualify as incentive stock options within the meaning of Section 421 of the Code, in accordance with the terms of the Employee Matters Agreement.

SECTION 5.  OPTIONS AND STOCK APPRECIATION RIGHTS

With respect to Adjusted Awards, the provisions below will be applicable only to the extent that they are not inconsistent with the Employee Matters Agreement and the terms of the Adjusted Award assumed under the Employee Matters Agreement:

(a) TYPES OF OPTIONS.  Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option.

(b) TYPES AND NATURE OF STOCK APPRECIATION RIGHTS.  Stock Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

(c) TANDEM SARS.  A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

(d) EXERCISE PRICE.  The exercise price per Share subject to an Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable Grant Date. In no event may any Option or Free-Standing SAR granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Company’s stockholders.

(e) TERM.  The Term of each Option and each Free-Standing SAR shall be fixed by the Committee, but shall not exceed ten years from the Grant Date in the case of an Incentive Stock Option.

(f) VESTING AND EXERCISABILITY.  Except as otherwise provided herein, Options and Free-Standing SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Option or Free-Standing SAR will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Option or Free-Standing SAR.

(g) METHOD OF EXERCISE.  Subject to the provisions of this Section 5, Options and Free-Standing SARs may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company or through the procedures established with the Company’s appointed third-party Option administrator specifying the number of Shares as to which the Option or Free-Standing SAR is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or Free-Standing SAR relating to no less than the lesser of the number of Shares then subject to such Option or Free-Standing SAR or 100 Shares. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of Shares multiplied by the applicable exercise price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:

(i) Payments may be made in the form of unrestricted Shares (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option already owned by the Participant (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Common Stock subject to the Option may be authorized only at the time the Option is granted.

(ii) To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.

(iii) Payment may be made by instructing the Committee to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (A) the exercise price multiplied by (B) the number of Shares in respect of which the Option shall have been exercised.

(h) DELIVERY; RIGHTS OF STOCKHOLDERS.  No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and applicable taxes have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a), and (iii) in the case of an Option, has paid in full for such Shares.

(i) TERMINATIONS OF EMPLOYMENT.  Subject to Section 10(c), a Participant’s Options and Stock Appreciation Rights shall be forfeited upon such Participant’s Termination of Employment, except as set forth below:

(i) Upon a Participant’s Termination of Employment by reason of death, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of the date of such death and (B) the expiration of the Term thereof;

(ii) Upon a Participant’s Termination of Employment by reason of Disability or Retirement, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of such Termination of Employment and (B) the expiration of the Term thereof;

(iii) Upon a Participant’s Termination of Employment for Cause, any Option or Stock Appreciation Right held by the Participant shall be forfeited, effective as of such Termination of Employment;

(iv) Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the 90th day following such Termination of Employment and (B) expiration of the Term thereof; and

(v) Notwithstanding the above provisions of this Section 5(i), if a Participant dies after such Participant’s Termination of Employment but while any Option or Stock Appreciation Right remains exercisable as set forth above, such Option or Stock Appreciation Right may be exercised at any time until the later of (A) the earlier of (1) the first anniversary of the date of such death and (2) expiration of the Term thereof and (B) the last date on which such Option or Stock Appreciation Right would have been exercisable, absent this Section 5(i)(v).

Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment; provided, however, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement. If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonqualified Option.

(j) NONTRANSFERABILITY OF OPTIONS AND STOCK APPRECIATION RIGHTS.  No Option or Free-Standing SAR shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or Free-Standing SAR, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant’s family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this

Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(j), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

SECTION 6.  RESTRICTED STOCK

With respect to Adjusted Awards, the provisions below will be applicable only to the extent that they are not inconsistent with the Employee Matters Agreement and the terms of the Adjusted Award assumed under the Employee Matters Agreement:

(a) NATURE OF AWARDS AND CERTIFICATES.  Shares of Restricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the [Amended and Restated] Expedia, Inc. 2005 Stock and Annual Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of Expedia, Inc.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(b) TERMS AND CONDITIONS.  Shares of Restricted Stock shall be subject to the following terms and conditions:

(i) The Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award, in which event it shall condition the grant or vesting, as applicable, of such Restricted Stock upon the attainment of Performance Goals. If the Committee does not designate an Award of Restricted Stock as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals. Regardless of whether an Award of Restricted Stock is a Qualified Performance-Based Award, the Committee may also condition the grant or vesting thereof upon the continued service of the Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. Subject to Section 11(b), the Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions.

(ii) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such Participant’s continued service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.

(iii) Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Award Agreement and subject to Section 14(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(d), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock.

(iv) Except as otherwise set forth in the applicable Award Agreement, upon a Participant’s Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all Shares of Restricted Stock still subject to restriction shall be forfeited by such Participant; provided, however, that subject to Section 11(b), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Shares of Restricted Stock.

(v) If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

SECTION 7.  RESTRICTED STOCK UNITS

With respect to Adjusted Awards, the provisions below will be applicable only to the extent that they are not inconsistent with the Employee Matters Agreement and the terms of the Adjusted Award assumed under the Employee Matters Agreement:

(a) NATURE OF AWARD.  Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, either by delivery of Shares to the Participant or by the payment of cash based upon the Fair Market Value of a specified number of Shares.

(b) TERMS AND CONDITIONS.  Restricted Stock Units shall be subject to the following terms and conditions:

(i) The Committee may, in connection with the grant of Restricted Stock Units, designate them as Qualified Performance-Based Awards, in which event it shall condition the grant or vesting thereof upon the attainment of Performance Goals. If the Committee does not designate Restricted Stock Units as Qualified Performance-Based Awards, it may also condition the grant or vesting thereof upon the attainment of Performance Goals. Regardless of whether Restricted Stock Units are Qualified Performance-Based Awards, the Committee may also condition the vesting thereof upon the continued service of the Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. Subject to Section 11(b), the Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions. Except as otherwise provided in Section 7(b)(iv) or in the applicable Award Agreement, an Award of Restricted Stock Units shall be settled if and when the Restricted Stock Units vest.

(ii) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Units Award for which such Participant’s continued service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(iii) The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 14(e) below).

(iv) Except as otherwise set forth in the applicable Award Agreement, upon a Participant’s Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all Restricted Stock Units still subject to restriction shall be forfeited by such Participant; provided, however, that subject to Section 11(b), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Restricted Stock Units; provided, further, however, that in the event of such waiver, if any of such Participant’s Restricted Stock Units constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, unless otherwise provided in an award agreement and in a manner that is compliant with Section 409A of the Code, settlement of such Restricted Stock Units shall not occur until the earliest of (A) the date such Restricted Stock Units would otherwise be settled pursuant to the terms of the Award Agreement or (B) the Participant’s “separation of service” within the meaning of Section 409A of the Code.

SECTION 8.  OTHER STOCK-BASED AWARDS

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon or settled in, Common Stock, including (without limitation), unrestricted stock, performance units, dividend equivalents, and convertible debentures, may be granted under the Plan.

SECTION 9.  BONUS AWARDS

(a) DETERMINATION OF AWARDS.  The Committee shall determine the total amount of Bonus Awards for each Plan Year or such shorter performance period as the Committee may establish in its sole discretion. Prior to the beginning of the Plan Year or such shorter performance period as the Committee may establish in its sole discretion (or such later date as may be prescribed by the Internal Revenue Service under Section 162(m) of the Code), the Committee shall establish Performance Goals for Bonus Awards for the Plan Year or such shorter period; provided, that such Performance Goals may be established at a later date for Participants who are not “covered employees” (within the meaning of Section 162(m)(3) of the Code). Bonus amounts payable to any individual Participant with respect to a Plan Year will be limited to a maximum of $10 million. For performance periods that are shorter than a Plan Year, such $10 million maximum may be pro-rated to the extent provided by the Committee.

(b) PAYMENT OF AWARDS.  Bonus Awards under the Plan shall be paid in cash or in shares of Common Stock (valued at Fair Market Value as of the date of payment) as determined by the Committee, as soon as practicable following the close of the Plan Year or such shorter performance period as the Committee may establish. It is intended that a Bonus Award will be paid no later than the fifteenth (15th) day of the third month following the later of: (i) the end of the Participant’s taxable year in which the requirements for such Bonus Award have been satisfied by the Participant or (ii) the end of the Company’s fiscal year in which the requirements for such Bonus Award have been satisfied by the Participant. To the extent provided by the Executive Committee of the Board, a Participant may elect to defer receipt of amounts payable under a Bonus Award for a specified period, or until a specified event, subject in each case to the approval of the Executive Committee of the Board and the terms of the Expedia, Inc. Executive Deferred Compensation Plan (or any successor plan that complies with Section 409A of the Code). The Bonus Award for any Plan Year or such shorter performance period to any Participant may be reduced or eliminated by the Committee in its discretion.

SECTION 10.  CHANGE IN CONTROL PROVISIONS

(a) IMPACT OF EVENT/SINGLE TRIGGER.  Unless otherwise provided in the applicable Award Agreement, subject Sections 3(d), 3(e), 10(e) and 14(k), and with respect to Adjusted Awards only, to the extent specified in an Award Agreement or the applicable IAC Long Term Incentive Plan (it being understood that any reference in a “change in control,” “change of control” or similar definition of an Award Agreement or the applicable IAC Long Term Incentive Plan for any such Adjusted Award shall be deemed to refer to a “change in control,” “change of control” or similar transaction with respect to the Company (as successor to the originally-referenced entity) for such Adjusted Award assumed hereunder), notwithstanding any other provision of the Plan to the contrary, immediately upon the occurrence of a Change in Control, with respect to Awards held by officers of the Company (and not the Company’s Subsidiaries) with a title of Senior Vice President or above as of immediately prior to the Change in Control, and with respect to all other Participants solely to the extent provided in the applicable Award Agreement:

(i) any Options and Stock Appreciation Rights outstanding which are not then exercisable and vested shall become fully exercisable and vested;

(ii) the restrictions applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable;

(iii) all Restricted Stock Units shall be considered to be earned and payable in full, and any restrictions shall lapse and such Restricted Stock Units shall be settled as promptly as is practicable in the form set forth in the applicable Award Agreement; provided, however, that with respect to any Restricted Stock Unit that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, unless otherwise provided in an award agreement and in a manner that is compliant with Section 409A of the Code, the settlement of each such Restricted Stock Unit pursuant to this Section 10(a)(iii) shall not occur until the earliest of (A) the Change in Control if such Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code, (B) the date such Restricted Stock Units would otherwise be settled pursuant to the terms of the Award Agreement and (C) the Participant’s “separation of service” within the meaning of Section 409A of the Code.

(b) DEFINITION OF CHANGE IN CONTROL.  Except as otherwise may be provided in an applicable Award Agreement, for purposes of the Plan, a “Change in Control” shall mean any of the following events:

(i) The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than Barry Diller, Liberty Media Corporation, and their respective Affiliates (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Company, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii); or

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding Barry Diller, Liberty Media Corporation, and their respective Affiliates, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, the Separation shall not constitute a Change in Control.

(c) IMPACT OF EVENT/DOUBLE TRIGGER.  Unless otherwise provided in the applicable Award Agreement, subject to Sections 3(d), 3(e), 10(e) and 14(k), and with respect to Adjusted Awards only, to the extent specified in an Award Agreement, notwithstanding any other provision of this Plan to the contrary, upon a Participant’s Termination of Employment, during the two-year period following a Change in Control, by the Company other than for Cause or Disability or by the Participant for Good Reason (as defined below):

(i) any Options and Stock Appreciation Rights outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control (including any Options and Stock Appreciation Rights that became vested pursuant to Section 10(a)) shall be fully exercisable and vested and shall remain exercisable until the later of (i) the last date on which such Option or Stock Appreciation Right would be exercisable in the absence of this Section 10(c) and (ii) the earlier of (A) the first anniversary of such Change in Control and (B) expiration of the Term of such Option or Stock Appreciation Right;

(ii) the restrictions applicable to any Restricted Stock shall lapse, and such Restricted Stock outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable; and

(iii) all Restricted Stock Units outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be considered to be earned and payable in full, and any restrictions shall lapse and such Restricted Stock Units shall be settled as promptly as is practicable in (subject to Section 3(d)) the form set forth in the applicable Award Agreement.

(d) For purposes of this Section 10, “Good Reason” means (i) “Good Reason” as defined in any Individual Agreement or Award Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Good Reason, without the Participant’s prior written consent: (A) a material reduction in the Participant’s rate of annual base salary from the rate of annual base salary in effect for such Participant immediately prior to the Change in Control, (B) a relocation of the Participant’s principal place of business more than 35 miles from the city in which such Participant’s principal place of business was located immediately prior to the Change in Control or (C) a material and demonstrable adverse change in the nature and scope of the Participant’s duties from those in effect immediately prior to the Change in Control. In order to invoke a Termination of Employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (C) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such Termination of Employment to constitute a Termination of Employment for Good Reason.

(e) Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 10 shall be applicable only to the extent specifically provided in the Award Agreement or in the Individual Agreement and as permitted pursuant to Section 14(k).

SECTION 11.  QUALIFIED PERFORMANCE-BASED AWARDS; SECTION 16(B)

(a) The provisions of this Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such Option or Stock Appreciation Right is expected to be deductible to the Company qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention (including, without limitation, to require that all such Awards be granted by a committee composed solely of members who satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption (“Outside Directors”)). When granting any Award other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation (including, without limitation, that all such Awards be granted by a committee composed solely of Outside Directors).

(b) Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate, and no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under this Plan with respect to a Qualified Performance-Based Award under this Plan, in any manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption; provided, however, that (i) the Committee may provide, either in connection with the grant of the applicable Award or by amendment thereafter, that achievement of such Performance Goals will be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify for the Section 162(m) Exemption as of the Grant Date, and (ii) the provisions of Section 10 shall apply notwithstanding this Section 11(b).

(c) The full Board shall not be permitted to exercise authority granted to the Committee to the extent that the grant or exercise of such authority would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.

(d) The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and all such transactions will be exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

SECTION 12.  TERM, AMENDMENT AND TERMINATION

(a) EFFECTIVENESS.  The Plan shall be effective as of the date (the “Effective Date”) it is adopted by the Board, subject to the approval by the holders of at least a majority of the voting power represented by outstanding capital stock of the Company that is entitled generally to vote in the election of directors.

(b) TERMINATION.  The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

(c) AMENDMENT OF PLAN.  The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law (including without limitation Section 409A of the Code), stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

(d) AMENDMENT OF AWARDS.  Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall (i) cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or (ii) without the Participant’s consent, materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

SECTION 13.  UNFUNDED STATUS OF PLAN

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. Solely to the extent permitted under Section 409A, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan. Notwithstanding any other provision of this Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, no trust shall be funded with respect to any such Award if such funding would result in taxable income to the Participant by reason of Section 409A(b) of the Code and in no event shall any such trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code.

SECTION 14.  GENERAL PROVISIONS

(a) CONDITIONS FOR ISSUANCE.  The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b) ADDITIONAL COMPENSATION ARRANGEMENTS.  Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c) NO CONTRACT OF EMPLOYMENT.  The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d) REQUIRED TAXES.  No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e) LIMITATION ON DIVIDEND REINVESTMENT AND DIVIDEND EQUIVALENTS.  Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 14(e).

(f) DESIGNATION OF DEATH BENEFICIARY.  The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised.

(g) SUBSIDIARY EMPLOYEES.  In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled should revert to the Company.

(h) GOVERNING LAW AND INTERPRETATION.  The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(i) NON-TRANSFERABILITY.  Except as otherwise provided in Section 5(j) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(j) FOREIGN EMPLOYEES AND FOREIGN LAW CONSIDERATIONS.  The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

(k) SECTION 409A OF THE CODE.  It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in this Section 14(k), and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, any payments (whether in cash, Shares or other property) to be made with respect to the Award upon the Participant’s Termination of Employment shall be delayed until the earlier of (A) the first day of the seventh month following the Participant’s Termination of Employment if the Participant is a “specified employee” within the meaning of Section 409A of the Code and (B) the Participant’s death.

(l) EMPLOYEE MATTERS AGREEMENT.  Notwithstanding anything in this Plan to the contrary, to the extent that the terms of this Plan are inconsistent with the terms of an Adjusted Award, the terms of the Adjusted Award shall be governed by the Employee Matters Agreement, the applicable IAC Long-Term Incentive Plan and the award agreement granted thereunder.

Please mark your votes as indicated in this example X EXPEDIA, INC.’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3 FOR all nominees listed below WITHHOLD AUTHORITY to vote for all nominees listed below †EXCEPTIONS FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS Nominees: 01 A. George “Skip” Battle* 02 Barry Diller 03 Jonathan L. Dolgen 04 William R. Fitzgerald 05 Craig A. Jacobson* 06 Victor A. Kaufman 07 Peter M. Kern* 08 Dara Khosrowshahi 09 John C. Malone 10 José A. Tazón 2. APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED EXPEDIA, INC. 2005 STOCK AND ANNUAL INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF EXPEDIA COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER BY 26,000,000. 3. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS EXPEDIA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009. FOR AGAINST ABSTAIN *To be voted upon by the holders of Expedia, Inc.’s Common Stock voting as a separate class. All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board of Directors). • INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and strike a line through that nominee’s name. • SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. The Proxy Statement and the 2008 Annual Report to Stockholders are available at: http://www.proxydocs.com/expe 49345 INTERNET http://www.eproxy.com/expe Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. [Graphic Appears Here]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EXPEDIA, INC. IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 2, 2009 The undersigned stockholder of Expedia, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 22, 2009 and hereby appoints each of Dara Khosrowshahi and Burke F. Norton proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Expedia, Inc. to be held on Tuesday, June 2, 2009, at 8:00 a.m. local time, at 8800 West Sunset Boulevard, West Hollywood, California 90069, and at any adjournments or postponements thereof, and to vote all shares of Common Stock, Class B Common Stock and/or Series A Preferred Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING. (Continued and to be marked, dated and signed, on the other side) Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE You can now access your BNY Mellon Shareowner Services account online. Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD). The transfer agent for Expedia, Inc. now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form • Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time ****TRY IT OUT**** www.bnymellon.com/shareowner/isd Investor ServiceDirect® Available 24 hours per day, 7 days per week Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. 49345